Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of April 28, 2011

Between

VALLEY NATIONAL BANCORP

and

STATE BANCORP, INC.

TABLE OF CONTENTS

ARTICLE I - THE MERGER		1
1.1.	The Merger	1
1.2.	Effect of the Merger	1
1.3.	Certificate of Incorporation	1
1.4.	Bylaws	1
1.5.	Directors and Officers	1
1.6.	Closing Date, Closing and Effective Time	2
1.7.	The Bank Merger	2

ARTICLE II - CONVERSION OF STATE BANCORP COMMON STOCK, OPTIONS AND WARRANTS		2
2.1.	Conversion of State Bancorp Common Stock; Exchange Ratio; Cash in Lieu of Fractional Shares	2
2.2.	Treatment of State Bancorp Preferred Stock and Conversion of State Bancorp Warrant	3
2.3.	Exchange of Shares	4
2.4.	Treatment of State Bancorp Stock Options	5
2.5.	Valley Shares	6
2.6.	Tax Consequences	6
2.7.	No Dissenters’ Rights	6

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF STATE BANCORP		6
3.1.	Corporate Organization	7
3.2.	Capitalization	8
3.3.	Authority; No Violation	9
3.4.	Financial Statements	10
3.5.	Financial Advisor Fees and Other Fees	11
3.6.	Absence of Certain Changes or Events	12
3.7.	Legal Proceedings	12
3.8.	Taxes and Tax Returns	12
3.9.	Employee Benefit Plans	14
3.10.	[Reserved]	17
3.11.	[Reserved]	17
3.12.	Compliance with Applicable Law	17
3.13.	Certain Contracts	17
3.14.	Properties and Insurance	19
3.15.	Minute Books	19
3.16.	Environmental Matters	19
3.17.	Reserves	20
3.18.	No Excess Parachute Payments	20

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3.19.	Agreements with Bank Regulators	20
3.20.	[Reserved]	21
3.21.	SEC Documents; Other Reports; Internal and Disclosure Controls	21
3.22.	Loan Matters	22
3.23.	Intellectual Property	23
3.24.	Antitakeover Provisions	24

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF VALLEY		25
4.1.	Corporate Organization	25
4.2.	Capitalization	25
4.3.	Authority; No Violation	26
4.4.	Financial Statements	27
4.5.	Brokerage Fees	28
4.6.	Absence of Certain Changes or Events	28
4.7.	Absence of Acceleration and Other Benefits	28
4.8.	Valley Common Stock	28
4.9.	Legal Proceedings	28
4.10.	Taxes and Tax Returns	29
4.11.	Valley Shareholder Approval Not Required	31
4.12.	Compliance with Applicable Law	31
4.13.	Minute Books	31
4.14.	Environmental Matters	31
4.15.	Reserves	32
4.16.	Agreements with Bank Regulators	32
4.17.	SEC Documents; Other Reports; Internal and Disclosure Controls	32
4.18.	Intellectual Property	34
4.19.	Certain Contracts	35
4.20.	Properties and Insurance	35
4.21.	Loan Matters	35

ARTICLE V - COVENANTS OF THE PARTIES		37
5.1.	Conduct of the Business of State Bancorp and Valley	37
5.2.	Negative Covenants and Dividend Covenants	37
5.3.	No Solicitation	39
5.4.	Current Information	42
5.5.	Access to Properties and Records; Confidentiality	42
5.6.	Regulatory Matters	43
5.7.	Approval of Shareholders	44
5.8.	Further Assurances	45
5.9.	Public Announcements	45
5.10.	Failure to Fulfill Conditions	45
5.11.	Dividends	46
5.12.	[Reserved]	46
5.13.	[Reserved]	46
5.14.	Indemnification	46

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5.15.	Employment and Director Matters; Other Post-Closing Items	47
5.16.	Tax-Free Reorganization Treatment	48
5.17.	[Reserved]	49
5.18.	Section 16 Matters	49
5.19.	Dividend Reinvestment Plan	49
5.20.	State Bancorp Preferred Stock	49

ARTICLE VI - CLOSING CONDITIONS		50
6.1.	Conditions of Each Party’s Obligations Under this Agreement	50
6.2.	Conditions to the Obligations of Valley Under this Agreement	51
6.3.	Conditions to the Obligations of State Bancorp Under this Agreement	51

ARTICLE VII - TERMINATION		52
7.1.	Termination	52
7.2.	Effect of Termination	54
7.3.	Termination Fee	55

ARTICLE VIII - MISCELLANEOUS		55
8.1.	Expenses	55
8.2.	Notices	55
8.3.	Parties in Interest	56
8.4.	Entire Agreement	56
8.5.	No Third Party Beneficiaries	57
8.6.	Severability	57
8.7.	Counterparts	57
8.8.	Governing Law; Jurisdiction	57
8.9.	Descriptive Headings	58
8.10.	Survival	58

Exhibit A: Form of Bank Merger Agreement
Exhibit B: Form of Voting Agreement

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THIS AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2011 (this “Agreement”), is among Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”) and State Bancorp, Inc., a New York corporation and registered bank holding company (“State Bancorp”).

RECITALS

Valley desires to acquire State Bancorp, and State Bancorp’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of State Bancorp and its shareholders. The acquisition will be accomplished by merging State Bancorp into Valley with Valley as the surviving corporation and, at the same time, merging State Bank of Long Island, a New York state-chartered commercial bank (“SBLI”) and wholly-owned subsidiary of State Bancorp into Valley National Bank, a national banking association (“VNB”) and wholly-owned subsidiary of Valley, with VNB as the surviving bank, and State Bancorp shareholders receiving the consideration hereinafter set forth.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), State Bancorp shall be merged with and into Valley (the “Merger”) in accordance with the New Jersey Business Corporation Act (the “NJBCA”) and the New York Business Corporation Law (the “NYBCL”) and Valley shall be the surviving corporation (the “Surviving Corporation”). Immediately following the Effective Time, SBLI shall be merged with and into VNB as provided in Section 1.7 hereof.

1.2. Effect of the Merger. The Merger shall have the effects as set forth in the NJBCA and the NYBCL.

1.3. Certificate of Incorporation. The certificate of incorporation of Valley as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

1.4. Bylaws. The bylaws of Valley as they exist immediately prior to the Effective Date shall continue as the bylaws of the Surviving Corporation until otherwise amended as provided by law.

1.5. Directors and Officers. The directors and officers of Valley as of the Effective Time shall continue as the directors and officers of the Surviving Corporation, subject to the provisions of Section 5.15(g).

1.6. Closing Date, Closing and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Valley, 1455 Valley Road, Wayne, New Jersey 07470, on a date (the “Closing Date”) which is five (5) business days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), with the exact date determined by the mutual agreement of Valley and State Bancorp. Simultaneous with the Closing, Valley and State Bancorp shall cause to be filed a certificate of merger, in form and substance satisfactory to Valley and State Bancorp, with the Department of Treasury of the State of New Jersey and the New York Secretary of State (the “Certificate of Merger”). The Certificate of Merger shall specify as the “Effective Time” of the Merger a date and time following the Closing agreed to by Valley and State Bancorp (which date and time the parties currently anticipate will be the close of business on the Closing Date).

1.7. The Bank Merger. Immediately following the Effective Time, SBLI shall be merged with and into VNB (the “Bank Merger”) in accordance with the provisions of the National Bank Act and, to the extent applicable, New York Banking Law (the “Banking Law”) and the regulations of the New York State Banking Department (the “Department”), and VNB shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth in the National Bank Act and the New York Banking Law. State Bancorp and Valley shall cause the Boards of Directors of SBLI and VNB, respectively to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A, annexed hereto, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement.

ARTICLE II

CONVERSION OF STATE BANCORP COMMON STOCK, OPTIONS AND WARRANTS

2.1. Conversion of State Bancorp Common Stock; Exchange Ratio; Cash in Lieu of Fractional Shares. (a) At the Effective Time, subject to the other provisions of this Section 2.1 and Section 2.2, each share of common stock, $0.01 par value per share, of State Bancorp (“State Bancorp Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as such term is hereinafter defined)), shall by virtue of the Merger and without any action on the part of State Bancorp, Valley or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive 1.00 share (the “Exchange Ratio”) after giving effect to the five (5) percent stock dividend declared by Valley on April 13, 2011 (the “Valley Stock Dividend”) of no par value common stock of Valley (“Valley Common Stock”). No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of State Bancorp Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price as defined below. For purposes of this Section 2.1, the following terms shall have the following meanings:

(i) “Closing Price” shall mean the closing sale price of Valley Common Stock on a Trading Day as supplied by the New York Stock Exchange (as reported in The Wall Street Journal or, if not reported thereby, another mutually agreed to authoritative source).

(ii) “Trading Day” shall mean a day for which a Closing Price is so supplied.

(iii) “Average Closing Price” shall mean the average of the Closing Prices on the ten (10) Trading Days immediately preceding the date which is five (5) Trading Days prior to the Closing Date.

(b) At the Effective Time, all shares of State Bancorp Common Stock and all shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share, of State Bancorp (the “State Bancorp Series A Preferred Stock”) held by State Bancorp in its treasury or owned by Valley or by any of Valley’s Subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) (“Excluded Shares”) shall be canceled and shall cease to exist and no shares of Valley Common Stock shall be delivered in exchange therefor.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of State Bancorp Common Stock (the “Certificates”) shall cease to have any rights as shareholders of State Bancorp, except the right to receive the consideration set forth in this Section 2.1 for each such share held by them. The Valley Common Stock which any one State Bancorp shareholder may receive pursuant to this Section 2.1 is referred to herein as the “Merger Consideration” and total number of Valley Common Stock plus any cash in lieu of fractional shares which all of State Bancorp shareholders are entitled to receive pursuant to this Section 2.1 is referred to herein as the “Aggregate Merger Consideration”.

(d) Notwithstanding any provision herein to the contrary, if, during the period from the date hereof to the Effective Time, the shares of Valley Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (other than the Valley Stock Dividend), appropriate adjustments shall be made to the Exchange Ratio, if necessary, to provide the State Bancorp shareholders with the equivalent value of the Merger Consideration set forth in Section 2.1.

2.2. Treatment of State Bancorp Preferred Stock and Conversion of State Bancorp Warrant.

(a) As soon as possible following (i) the receipt of State Bancorp Shareholder Approval and the relevant approval of such transaction by Governmental Entities under applicable laws, and (ii) the agreement by State Bancorp that all conditions to the Closing have been satisfied or waived (other than the delivery of opinions, certificates and other documents on the Closing Date as provided for herein), and in any event not later than five (5)

business days prior to the Closing Date, Valley will fund the purchase by either Valley or State Bancorp from the United States Department of the Treasury (“Treasury”) of each share of the State Bancorp Series A Preferred Stock issued and outstanding on such date (such purchase, the “TARP Purchase”). Valley may, but shall not be required to, fund the purchase by Valley or State Bancorp of the warrant issued on December 5, 2008 to Treasury in connection with the issuance of the State Bancorp Series A Preferred Stock (the “State Bancorp Warrant”). The method of funding the TARP Purchase shall be mutually agreed to by Valley and State Bancorp subject to any formal or informal Treasury requirements.

(b) If Valley does not purchase the State Bancorp Warrant prior to the Effective Time, then the State Bancorp Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a warrant to purchase State Bancorp Common Stock and will be converted automatically into a warrant to purchase Valley Common Stock (the “Valley Warrant”), with such adjustments to the number of Valley shares into which the warrant is convertible and the exercise price in accordance with the terms of the State Bancorp Warrant, and Valley will assume such warrant subject to its terms.

2.3. Exchange of Shares. (a) State Bancorp and Valley hereby appoint American Stock Transfer and Trust Company as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of State Bancorp Common Stock. Not later than five (5) business days after the Effective Time, Valley shall cause the Exchange Agent to mail to each holder of record as of the Effective Time (a “Record Holder”) a Certificate or Certificates, a letter of transmittal in form mutually agreed upon by Valley and State Bancorp (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for the Valley Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereof.

(b) Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates (i) the Merger Consideration and (ii) a check in the amount equal to the cash in lieu of fractional shares, if any, which such Record Holder has the right to receive pursuant to Section 2.1 hereof. Certificates so surrendered shall be canceled. As soon as practicable, but no later than ten (10) business days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, Valley shall cause the Exchange Agent to distribute the Merger Consideration and cash as provided herein. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or bond as may be reasonably required in each case by Valley. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed shareholders of Valley for all purposes from the Effective Time, except that Valley shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Valley Common Stock. Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of State Bancorp of the shares of State Bancorp Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

(d) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Valley and the Exchange Agent shall be entitled to rely upon State Bancorp’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Valley and the Exchange Agent shall be entitled to deposit any Merger Consideration or dividends or distributions thereon represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

2.4. Treatment of State Bancorp Stock Options. (a) All options which may be exercised for issuance of State Bancorp Common Stock (each, a “State Bancorp Stock Option” and collectively the “State Bancorp Stock Options”) are described in the State Bancorp Disclosure Schedule and are issued and outstanding pursuant to the State Bancorp stock option plans described in the State Bancorp Disclosure Schedule (collectively, the “State Bancorp Stock Option Plans”) and the forms of agreements pursuant to which such State Bancorp Stock Options were granted (each, an “Option Grant Agreement”). True and complete copies of all outstanding grant agreements for State Bancorp Stock Options issued under State Bancorp’s Stock Option Plans will be delivered to Valley promptly after execution of this Agreement.

(b) At the Effective Time, Valley shall assume and adopt each of the State Bancorp Stock Option Plans and all of the rights, powers, discretions, obligations and duties of State Bancorp thereunder, and each outstanding State Bancorp Stock Option granted to an eligible individual (an “Optionee”) under any State Bancorp Stock Option Plan shall be converted into an option to purchase Valley Common Stock (a “Valley Stock Option”), wherein (x) the number of shares of Valley Common Stock subject to the Valley Stock Option shall be equal to the number of shares of State Bancorp Common Stock subject to the State Bancorp Stock Option multiplied by the Exchange Ratio and (y) the option exercise price per share of Valley Common Stock subject to the Valley Stock Option shall be equal to the option exercise price per share of State Bancorp Common Stock subject to the State Bancorp Stock Option that is being converted divided by the Exchange Ratio and (z) in all other respects the option shall be subject to the terms and conditions of the applicable State Bancorp Stock Option Plan and any stock option agreement or other grant instrument evidencing such State Bancorp Stock Option as in effect immediately prior to the Effective Time and for any options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Shares of Valley Common Stock issuable upon exercise of Stock Options shall be covered by an effective registration statement on Form S-8 (or, or the extent that Form S-8 is not available for such purpose, an effective registration statement Form S-3 on another available form), and Valley shall file a registration statement on Form S-8 (or other available form) covering such shares as soon as practicable, and in any event within five (5) business days, after the Effective Time. Concurrently with, or as soon as practicable following, the execution of this Agreement, Valley shall reserve, from its authorized but unissued or treasury shares, a sufficient number of shares of Valley Common Stock to provide for the shares issuable upon exercise of the Valley Stock Options.

2.5. Valley Shares. The shares of Valley Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of Valley Common Stock to be issued as provided in Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

2.6. Tax Consequences. It is intended that the Merger shall constitute reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

2.7. No Dissenters’ Rights. Consistent with the provisions of the NYBCL, no shareholder of State Bancorp shall have appraisal rights with respect to the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STATE BANCORP

References herein to “State Bancorp Disclosure Schedule” shall mean all of the disclosure schedules required by Article III and Article V hereof, dated as of the date hereof and referenced to the specific sections and subsections of Article III and Article V of this Agreement, which have been delivered on the date hereof by State Bancorp to Valley. As used in this Agreement, the term “Material Adverse Effect” means, with respect to State Bancorp or Valley, as the case may be, an effect which (i) is material and adverse to the business, assets, financial condition or results of operations of such party and its Subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in United States Generally Accepted Accounting Principles (“GAAP”) or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses (inclusive of any change in control, severance and related payments to be made to employees at or subsequent to the Closing Date) incurred by the parties hereto in consummating the transactions contemplated by this Agreement (and any loss of personnel subsequent to the date of this Agreement), (e) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely and disproportionately affects either or both of the parties or any of their Subsidiaries, (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of State Bancorp or Valley, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (g) changes relating to securities markets in general (including any disruption thereof and any decline in the price of any security or market index). For the purposes of this Agreement, “knowledge” shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, any officer of that party with the title ranking not less than executive vice president or that party’s corporate secretary. State Bancorp hereby represents and warrants to Valley as follows:

3.1. Corporate Organization. (a) State Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. State Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on State Bancorp. State Bancorp is registered as a bank holding company under The Bank Holding Company Act of 1956, as amended (the “BHCA”).

(b) All of the Subsidiaries of State Bancorp are listed in the State Bancorp Disclosure Schedule with a designation of which Subsidiaries are Significant Subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person. As used in this Agreement, the term “Significant Subsidiary” shall mean each Subsidiary which is a “significant subsidiary” as defined in Regulation S-X, promulgated by the United States Securities and Exchange Commission (the “SEC”), as in effect as of the date hereof. Each Significant Subsidiary of State Bancorp is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. SBLI is a commercial bank chartered under the laws of the State of New York whose deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law. Each Significant Subsidiary of State Bancorp has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure of each of the foregoing would not have a Material Adverse Effect on State Bancorp. The State Bancorp Disclosure Schedule sets forth true and complete copies of the certificate of incorporation, articles of association, bylaws or other comparable formation and governing documents (together the “Charter Documents”) of State Bancorp and of each State Bancorp Significant Subsidiary as in effect on the date hereof. Except as set forth in the State Bancorp Disclosure Schedule, State Bancorp does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.

3.2. Capitalization. (a) The authorized capital stock of State Bancorp consists of 50,000,000 shares of State Bancorp Common Stock and 250,000 shares of preferred stock, $0.01 par value (the “State Bancorp Preferred Stock”). As of the date hereof, there were 16,966,603 shares of State Bancorp Common Stock issued and outstanding, and 712,592 shares of State Bancorp Common Stock issued and held in the treasury and 36,842 shares of State Bancorp Preferred Stock issued and outstanding and no shares of State Bancorp Preferred Stock issued and held in treasury. As of the date hereof, except for 191,425 shares of State Bancorp Common Stock issuable upon exercise of outstanding stock options granted pursuant to the State Bancorp Stock Option Plans and 465,569 shares of State Bancorp Common Stock issuable upon exercise of the State Bancorp Warrant, there were no shares of State Bancorp Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of State Bancorp Common Stock and State Bancorp Preferred Stock have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of SBLI consists of 750,000 shares of common stock, $5.00 par value per share. As of the date hereof, there were 629,974 shares of SBLI common stock outstanding. Except as set forth in the State Bancorp Disclosure Schedule, neither State Bancorp nor any State Bancorp Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of State Bancorp or any State Bancorp Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

(b) The State Bancorp Disclosure Schedule contains a list setting forth as of the date of this Agreement (i) all outstanding State Bancorp Stock Options, the names of the option holders, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised and (ii) comparable information for any other outstanding awards under the State Bancorp Stock Option Plans. Each State Bancorp Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. The exercise price of each State Bancorp Stock Option is no less than the fair market value of a share of State Bancorp Common Stock as determined on the date of grant of such State Bancorp Stock Option and within the meaning of Section 409A of the Code and associated guidance set forth by Treasury. State Bancorp has made available to Valley true and complete copies of all State Bancorp Stock Option Plans and the forms of all award agreements evidencing outstanding State Bancorp Stock Options.

(c) The State Bancorp Disclosure Schedule lists the name(s), jurisdiction of incorporation or organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of State Bancorp. Except as set forth in the State Bancorp Disclosure Schedule, State Bancorp owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of State Bancorp’s Subsidiaries, free and clear of any lien, claim, charge, mortgage, pledge, security interest, restriction, encumbrance or security interest (“Liens”), and all of such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(d) Except (i) as disclosed in the State Bancorp Disclosure Schedule, (ii) for State Bancorp’s ownership in its Subsidiaries, (iii) for securities held for the benefit of third parties in trust accounts, managed accounts and the like for the benefit of customers and (iv) for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither State Bancorp nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(e) Except as set forth in the State Bancorp Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of State Bancorp (parent company only) are issued or outstanding.

3.3. Authority; No Violation.

(a) Subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of State Bancorp, and subject to the parties obtaining all necessary regulatory approvals, State Bancorp has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof and SBLI has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby in accordance with the terms thereof. On or prior to the date of this Agreement, State Bancorp’s Board of Directors, (i) determined that this Agreement and the Merger are fair to and in the best interests of State Bancorp and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the shareholders of State Bancorp approve this Agreement at the State Bancorp Shareholders Meeting (the “State Bancorp Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of State Bancorp. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of SBLI. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of State Bancorp or SBLI are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by State Bancorp, and constitutes a valid and binding obligation of State Bancorp, enforceable against State Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(b) Neither the execution and delivery of this Agreement by State Bancorp or the execution and delivery of the Bank Merger Agreement by SBLI, nor the consummation by State Bancorp of the transactions contemplated hereby in accordance with the terms hereof or the consummation by SBLI of the transactions contemplated thereby in accordance with the terms thereof, or compliance by State Bancorp with any of the terms or provisions hereof or compliance by SBLI with any of the terms of provisions thereof, will (i) violate any provision of State Bancorp’s or SBLI’s Charter Documents, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to State Bancorp or SBLI or any of their respective properties or assets, or (iii) except as set forth in the State Bancorp Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of State Bancorp or SBLI under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which State Bancorp or SBLI is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a Material Adverse Effect on State Bancorp. Except as would not have a Material Adverse Effect on State Bancorp and for consents and approvals of or filings or registrations with or notices to the Office of the Comptroller of the Currency (the “OCC”), the Board of Governors of the Federal Reserve System (the “FRB”), the SEC, Treasury, applicable state securities bureaus or commissions and the shareholders of State Bancorp, or as listed in the State Bancorp Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any federal or state governmental authority, instrumentality or administrative agency or, to the knowledge of State Bancorp, any third party are necessary on behalf of State Bancorp or SBLI in connection with (x) the execution and delivery by State Bancorp of this Agreement and (y) the consummation by State Bancorp of the transactions contemplated hereby and (z) the execution and delivery by SBLI of the Bank Merger Agreement and the consummation by SBLI of the transactions contemplated thereby. To the knowledge of State Bancorp, there is no reason why the consents and approvals referenced in the preceding sentence will not be obtained in a timely fashion.

3.4. Financial Statements.

(a) State Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) sets forth the consolidated balance sheets of State Bancorp as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and cash flows for the periods ended December 31 in each of the three years 2008 through 2010, accompanied by the audit report of State Bancorp’s independent public accountants (collectively, the “State Bancorp Financial Statements”). The State Bancorp Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present in all material respects the consolidated financial position of State Bancorp as of the respective dates set forth therein, and the related consolidated statements of income, changes in shareholders’ equity and of cash flows (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations and changes in shareholders’ equity and of cash flows of State Bancorp for the respective fiscal periods set forth therein.

(b) The books and records of State Bancorp and its Significant Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

(c) Except as set forth in the State Bancorp Disclosure Schedule and except to the extent reflected, disclosed or reserved against in the State Bancorp Financial Statements, as of December 31, 2010, neither State Bancorp nor any of its Significant Subsidiaries had any obligations or liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of State Bancorp or any of its Significant Subsidiaries and which are required by GAAP to be disclosed in the State Bancorp Financial Statements. Except as disclosed in State Bancorp’s earnings press release for the quarter ended March 31, 2011, included as an exhibit to its current report on Form 8-K filed with the SEC on April 15, 2011, or as set forth in the State Bancorp Disclosure Schedule, since December 31, 2010 and to the date hereof, neither State Bancorp nor any of its Significant Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with past banking practice, except as specifically contemplated by or incurred in connection with this Agreement.

(d) The State Bancorp Disclosure Schedule includes a copy of State Bancorp’s Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of December 31, 2010 which includes information regarding “off-balance sheet arrangements” effected by State Bancorp.

(e) Crowe Horwath LLP, which has expressed its opinion with respect to the financial statements of State Bancorp and its subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 “Sarbanes-Oxley Act”), and (y) “independent” with respect to State Bancorp within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. The State Bancorp Disclosure Schedule lists all non-audit services performed by Crowe Horwath LLP (or any other of its then independent public accountants) for State Bancorp and its Significant Subsidiaries since January 1, 2008.

3.5. Financial Advisor Fees and Other Fees. Other than Sandler O’Neill & Partners, L.P. (“Sandler”), neither State Bancorp nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s, financial advisor, finder’s fees or similar fees or commissions in connection with any of the transactions contemplated by this Agreement. A copy of State Bancorp’s agreement with Sandler has previously been delivered to Valley. Sandler has delivered to State Bancorp its oral opinion with respect to the fairness, from a financial point of view, of the Aggregate Merger Consideration to the shareholders of State Bancorp in the Merger.

3.6. Absence of Certain Changes or Events. Since December 31, 2010, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on State Bancorp.

3.7. Legal Proceedings. Except as disclosed in the State Bancorp Disclosure Schedule, neither State Bancorp nor any of its Subsidiaries is a party to any, and there are no pending or, to State Bancorp’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against State Bancorp or any of its Subsidiaries which, if decided adversely to State Bancorp, or any of its Subsidiaries, would be reasonably likely to have a Material Adverse Effect on State Bancorp. Except as disclosed in the State Bancorp Disclosure Schedule, neither State Bancorp nor any of its Subsidiaries is a party to any order, judgment or decree entered against State Bancorp or any State Bancorp Subsidiary in any lawsuit or proceeding which would have a Material Adverse Effect on State Bancorp.

3.8. Taxes and Tax Returns.

(a) Except as set forth in the State Bancorp Disclosure Schedule or as would not have a Material Adverse Effect on State Bancorp, State Bancorp, SBLI and each of their Subsidiaries have timely filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any Taxes (which such Returns which have already been filed were and continue to be, true, correct and complete in all material respects and which such Returns which will be filed will be true, correct and complete in all material respects when filed) and each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to Valley in writing). Except as set forth in the State Bancorp Disclosure Schedule, State Bancorp, SBLI and each of their Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of State Bancorp, SBLI or any Subsidiary through such date, which reserves are adequate for such purposes. Except as set forth in the State Bancorp Disclosure Schedule, the federal income tax Returns of State Bancorp, SBLI and each of their Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the State Bancorp Disclosure Schedule, the applicable state income and local tax returns of State Bancorp, SBLI and each of their Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the State Bancorp Disclosure Schedule, to the knowledge of each of State Bancorp and SBLI, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon State Bancorp, SBLI or any of their Subsidiaries, nor has State Bancorp, SBLI or any of their Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Except as set forth in the State Bancorp Disclosure Schedule, neither State Bancorp, SBLI nor any of their Subsidiaries: (i) has requested any extension of time within which to file any Tax Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of taxes (except agreements between and/or among State Bancorp, SBLI and/or any of their Subsidiaries); (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by State Bancorp, SBLI or any Subsidiary (nor does State Bancorp or SBLI have any knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (v) has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied; (vi) has been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include State Bancorp, SBLI and each of their Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality or has any liability for Taxes of any person (other than State Bancorp, SBLI and/or any of their Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision under the laws of any foreign jurisdiction or any state or locality, or as a transferee or successor, by contract, or otherwise; (vii) has participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301.6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (viii) has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ix) is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by State Bancorp, SBLI or any of their Subsidiaries of any “excess parachute payments” within the meaning of Section 280G of the Code; and/or (x) has received any claim by a Governmental Entity in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth in the State Bancorp Disclosure Schedule, (i) State Bancorp, SBLI and each of their Subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) State Bancorp, SBLI and each of their Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) will not result in a Material Adverse Effect on State Bancorp.

(d) State Bancorp has made available to Valley correct and complete copies of: (i) all material Returns filed within the past three years by State Bancorp, SBLI and each of their Subsidiaries; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to Taxes due from or with respect to State Bancorp, SBLI or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by State Bancorp, SBLI or any of their Subsidiaries with any Governmental Entities within the past five years with respect to Taxes.

(e) For purposes of this Agreement, the terms: (i) “Tax” or “Taxes” means: (A) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and other recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign, including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis and such term shall include any interest, fines penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (B) any liability for the payment of any amounts described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (C) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (A) or (B); (ii) “Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, which is required to be filed with a Governmental Entity; and (iii) “Governmental Entity” means any (A) Federal, state, local, municipal or foreign government, (B) governmental, quasi-governmental authority (including any governmental agency, commission, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (C) any self-regulatory organization, administrative or regulatory agency, commission or authority.

3.9. Employee Benefit Plans.

(a) Except as disclosed in the State Bancorp Disclosure Schedule, neither State Bancorp nor any of its Subsidiaries maintains or contributes to any “employee pension benefit plan”, within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “State Bancorp Pension Plans”), or “employee welfare benefit plan”, within the meaning of Section 3(1) of ERISA (the “State Bancorp Welfare Plans”), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither State Bancorp nor any of its Subsidiaries has, since September 2, 1974, contributed to any “Multiemployer Plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. Neither State Bancorp nor any of its Subsidiaries has, in the past six years, maintained an employee pension benefit plan subject to Title IV of ERISA.

(b) State Bancorp has previously delivered to Valley a complete and accurate copy of each of the following with respect to each of the State Bancorp Pension Plans and State Bancorp Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter or opinion letter, if any; (iv) most recent actuarial report, if any; and (v) two most recent annual reports on Form 5500, if any.

(c) The State Bancorp Employee Stock Ownership Plan is not now, and has not within the past three years been, a leveraged employee stock ownership plan.

(d) All contributions required to be made to each State Bancorp Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of State Bancorp and its Subsidiaries which have not been paid have been properly recorded on the books of State Bancorp and its Subsidiaries.

(e) Except as disclosed on the State Bancorp Disclosure Schedule, each of the State Bancorp Pension Plans, the State Bancorp Welfare Plans and each other plan and arrangement identified on the State Bancorp Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination or opinion letter, which takes into account the Economic Growth and Tax Relief Reconciliation Act and (to the extent it mandates currently applicable requirements) subsequent legislation, with respect to each of the State Bancorp Pension Plans, and State Bancorp is not aware of any fact or circumstance which could lead to the disqualification of any such plan).

(f) To State Bancorp’s knowledge, except as disclosed on the State Bancorp Disclosure Schedule, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the State Bancorp Welfare Plans or State Bancorp Pension Plans.

(g) To State Bancorp’s knowledge, except as disclosed on the State Bancorp Disclosure Schedule, no “accumulated funding deficiency”, within the meaning of Section 412 of the Code, has been incurred with respect to any of the State Bancorp Pension Plans.

(h) There are no pending, or, to State Bancorp’s knowledge, threatened or anticipated claims by, on behalf of or against any of the State Bancorp Pension Plans or the State Bancorp Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the State Bancorp Disclosure Schedule other than claims for benefits in the ordinary course of business.

(i) Except as disclosed in the State Bancorp Disclosure Schedule, no State Bancorp Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any State Bancorp Pension Plan.

(j) Except as disclosed in the State Bancorp Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the

State Bancorp Financial Statements and established under GAAP, or otherwise noted on such financial statements.

(k) Except as disclosed in the State Bancorp Disclosure Schedule, with respect to each State Bancorp Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of State Bancorp or any State Bancorp Subsidiary under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to or at the Effective Time.

(l) Except as may hereafter be expressly agreed to by Valley in writing or as disclosed on the State Bancorp Disclosure Schedule, the consummation of the transactions contemplated by this Agreement in accordance with its terms will not (i) entitle any current or former employee of State Bancorp or any State Bancorp Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any State Bancorp Pension Plan, State Bancorp Welfare Plan, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement.

(m) Except for the State Bancorp Pension Plans and the State Bancorp Welfare Plans, and except as set forth on the State Bancorp Disclosure Schedule, State Bancorp has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of State Bancorp or any State Bancorp Subsidiary or any predecessor of any of them. The State Bancorp Disclosure Schedule sets forth (or lists, if previously delivered to Valley with respect to such items and any supplemental retirement plan or arrangement): (i) true and complete copies of the deferred compensation agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

(n) Except as set forth in the State Bancorp Disclosure Schedule, State Bancorp does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The State Bancorp Disclosure Schedule lists each such insurance policy and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. Such life insurance policies comply, in all material respects, with state and federal law, including, without limitation, ERISA, and the rules and regulations of all applicable Governmental Entities. To State Bancorp’s knowledge, neither State Bancorp nor any State Bancorp Pension Plan or State Bancorp Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

(o) Except as set forth in the State Bancorp Disclosure Schedule, State Bancorp does not maintain any retirement plan for directors. The State Bancorp Disclosure Schedule sets forth the complete documentation and actuarial evaluation (if any) of any such plan.

(p) Except as set forth in the State Bancorp Disclosure Schedule, Neither State Bancorp nor any State Bancorp Subsidiary (i) has taken any action, or has failed to take any action, that has resulted or could result in the interest and tax penalties specified in Section 409A of the Code being owed by any employee, former employee, director, former director or beneficiary or (ii) has agreed to reimburse or indemnify any employee, former employee, director, former director or beneficiary for any of the interest and tax penalties specified in Section 409A of the Code that may be currently due or triggered in the future.

(q) Except as disclosed in the State Bancorp Disclosure Schedule or as would not have a Material Adverse Effect on State Bancorp, since January 1, 2008, neither State Bancorp nor any of its Subsidiaries have made any payments to employees which are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

3.10. [Reserved]

3.11. [Reserved]

3.12. Compliance with Applicable Law.

(a) Except as set forth in the State Bancorp Disclosure Schedule, each of State Bancorp and the State Bancorp Subsidiaries (i) holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, except where the failure to hold such license, franchise, permit or authorization would not, individually or in the aggregate, result in a Material Adverse Effect on State Bancorp, and (ii) has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to State Bancorp or any of its Subsidiaries, including, without limitation, consumer, community and fair lending laws, other than where any non-compliance or default will not, individually or in the aggregate, result in a Material Adverse Effect on State Bancorp and neither State Bancorp nor any of the State Bancorp Subsidiaries, since January 1, 2008, has received written notice of such violation of any of the above that has not been cured.

(b) Without limiting the foregoing, to State Bancorp’s knowledge SBLI has complied in all material respects with the Community Reinvestment Act (“CRA”). Except as listed on the State Bancorp Disclosure Schedule, to State Bancorp’s knowledge, since January 1, 2008, no person or group has adversely commented upon SBLI’s CRA performance.

3.13. Certain Contracts.

(a) Except as disclosed in State Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010 or as forth in the State Bancorp Disclosure Schedule, neither State Bancorp nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement, (ii) which relates to the incurrence of indebtedness (other than deposit liabilities, federal funds, advances and loans from the Federal Home Loan Bank and sales of securities subject to repurchase, in each case incurred in the ordinary course of business) by State Bancorp or any of its Subsidiaries in the principal amount of $250,000 or more, including any sale and leaseback transactions in the ordinary course of its business consistent with past practice), capitalized leases and other similar financing transactions, (iii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of State Bancorp and its Subsidiaries, (iv) which provides for material payments to be made by State Bancorp or any of its Subsidiaries upon a change in control thereof, (v) which (A) limits the freedom of State Bancorp or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (B) requires referrals of business or requires State Bancorp or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (C) requires State Bancorp or any of its Subsidiaries to use any product or service of another person on an exclusive basis, or (vi) which involved payments by, or to, State Bancorp or any of its Subsidiaries in fiscal year 2010 of more than $250,000 and not terminable on ninety (90) days or less notice or which could reasonably be expected to involve payments during fiscal year 2011 of more than $250,000 and not terminable on ninety (90) days or less notice (other than pursuant to Loans originated or purchased by State Bancorp and its Subsidiaries in the ordinary course of business consistent with past practice). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not publicly disclosed in the State Bancorp SEC Reports (as such term is hereinafter defined) filed prior to the date hereof or set forth in the State Bancorp Disclosure Schedule, is referred to herein as a “State Bancorp Contract.”

(b) Except as set forth in the State Bancorp Disclosure Schedule, (i) each State Bancorp Contract is valid and binding on State Bancorp or its applicable Subsidiary and in full force and effect, and, to the knowledge of State Bancorp, is valid and binding on the other parties thereto, (ii) State Bancorp and each of its Subsidiaries and, to the knowledge of State Bancorp, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each State Bancorp Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of State Bancorp or any of its Subsidiaries or, to the knowledge of State Bancorp, any other party thereto, under any such State Bancorp Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on State Bancorp.

(c) The State Bancorp Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract or plan with or which covers any present or former employee, director or consultant of State Bancorp or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any State Bancorp Pension Plans, State Bancorp Welfare Plans or State Bancorp Contract (other than a tax-qualified plan) for each such person, specifying the assumptions in such schedule. The failure of State Bancorp to include immaterial amounts (both individually or in the aggregate) under this Section 3.13(c) shall not constitute a breach thereof.

3.14. Properties and Insurance.

(a) To State Bancorp’s knowledge, and except as set forth in the State Bancorp Disclosure Schedule, State Bancorp and its Subsidiaries have good, and as to owned real property marketable, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in State Bancorp’s consolidated balance sheet as of December 31, 2010, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2010 either (A) to third parties in arm’s length transactions or (B) to insiders or to directors or officers of State Bancorp pursuant to the approval of the board of directors of State Bancorp and for fair value). State Bancorp and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them. The State Bancorp Disclosure Schedule lists all leases pursuant to which State Bancorp or any State Bancorp Subsidiary occupies any real property and for each such lease lists annual base rentals, the annual increases to base rentals to the end of the lease and the expiration date and any option terms.

(b) The State Bancorp Disclosure Schedule lists all material policies of insurance of State Bancorp and its Significant Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither State Bancorp nor any of its Subsidiaries has received any notice of pending cancellation or notice of a pending material amendment of any such insurance policy or bond or is in default under such policy or bond, no material coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

3.15. Minute Books. The minute books of State Bancorp and its Significant Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

3.16. Environmental Matters. Except as set forth in the State Bancorp Disclosure Schedule:

(a) Neither State Bancorp nor any State Bancorp Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that State Bancorp or such State Bancorp Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would have a Material Adverse Effect on State Bancorp. Except as disclosed on the State Bancorp Disclosure Schedule, State Bancorp has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by State Bancorp or any State Bancorp Subsidiary, as OREO or otherwise, or owned or controlled by State Bancorp or any State Bancorp Subsidiary as a trustee or fiduciary (collectively, “State Bancorp Properties”), in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on State Bancorp.

(b) State Bancorp has no knowledge that any of the State Bancorp Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on State Bancorp.

(c) To State Bancorp’s knowledge, except as set forth in the State Bancorp Disclosure Schedule, there are no underground storage tanks on, in or under any of the State Bancorp Properties and no underground storage tanks have been closed or removed from any of the State Bancorp Properties while the property was owned, operated or controlled by State Bancorp or any State Bancorp Subsidiary.

3.17. Reserves.

(a) The allowance for loan and lease losses in the State Bancorp Financial Statements, was, as of December 31, 2010, adequate under GAAP.

(b) As of December 31, 2010, the reserve for Taxes as calculated under and required under FIN 48 is adequate for all contingencies and includes all reasonably possible contingencies.

3.18. No Excess Parachute Payments. Except as set forth in the State Bancorp Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of State Bancorp or any State Bancorp Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement, the Merger or the Bank Merger, to any payment or benefit from State Bancorp, a State Bancorp Subsidiary, Valley or VNB which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

3.19. Agreements with Bank Regulators. Neither State Bancorp nor any State Bancorp Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Valley by State Bancorp prior to the date of this Agreement, nor has State Bancorp been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither State Bancorp nor any State Bancorp Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Valley by State Bancorp prior to the date of this Agreement.

3.20. [Reserved]

3.21. SEC Documents; Other Reports; Internal and Disclosure Controls.

(a) State Bancorp has filed all reports, schedules, registration statements and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2008 (the “State Bancorp SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the State Bancorp SEC Reports complied, and each such State Bancorp SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the State Bancorp SEC Reports. None of State Bancorp’s Significant Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of State Bancorp has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the knowledge of State Bancorp no enforcement action has been initiated against State Bancorp by the SEC relating to disclosures contained in any State Bancorp SEC Report.

(b) State Bancorp and each of its Significant Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of State Bancorp and its Significant Subsidiaries or as set forth in the State Bancorp Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of State Bancorp, threatened an investigation into the business or operations of State Bancorp or any of its Significant Subsidiaries since December 31, 2008.

(c) Except as set forth in the State Bancorp Disclosure Schedule, the records, systems, controls, data and information of State Bancorp and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of State Bancorp or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. State Bancorp and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. State Bancorp (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to State Bancorp and its Subsidiaries is made known to the management of State Bancorp by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the State Bancorp SEC Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to State Bancorp’s auditors and the audit committee of State Bancorp’s Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect State Bancorp’s ability to record, process, summarize and report financial data and have identified for State Bancorp’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in State Bancorp’s internal controls. Company’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.

(d) Except as set forth in the State Bancorp Disclosure Schedule, since January 1, 2008, neither State Bancorp nor any of its Subsidiaries nor, to the knowledge of State Bancorp, any member of State Bancorp’s Board of Directors or executive officer of State Bancorp or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of State Bancorp or any of its Subsidiaries or their respective internal accounting controls.

3.22. Loan Matters.

(a) Except as set forth in the State Bancorp Disclosure Schedule, each outstanding loan (including loans held for resale to investors) held by State Bancorp or its Subsidiaries (the “State Bancorp Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant State Bancorp Loan files are being maintained, in all material respects in accordance with the relevant loan documents, State Bancorp’s underwriting standards (and, in the case of State Bancorp Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on State Bancorp.

(b) Except as set forth in the State Bancorp Disclosure Schedule or as would not have a Material Adverse Effect on State Bancorp, each State Bancorp Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to State Bancorp’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not have a Material Adverse Effect on State Bancorp, the loan documents with respect to each State Bancorp Loan were in compliance with applicable laws and regulations at the time of origination or purchase by State Bancorp or its Subsidiaries and are complete and correct in all material respects.

(c) State Bancorp has previously delivered to Valley a schedule setting forth a list of all Loans as of March 31, 2011 by State Bancorp and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of State Bancorp or any of its Subsidiaries. Except as listed in the State Bancorp Disclosure Schedule, (i) there are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the loan was made; and (ii) all such loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on State Bancorp. The schedule referred to in item (i) of this subsection (c) is accurate and complete in all material respects.

(d) State Bancorp has previously delivered to Valley a schedule setting forth (A) each State Bancorp Loan that as of March 31, 2011 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by State Bancorp, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such State Bancorp Loan, (B) each State Bancorp Loan that was classified as of March 31, 2011 under ASC 310, and (C) each asset of State Bancorp or any of its Subsidiaries that as of March 31, 2011 was classified as OREO and the book value thereof as of such date. Such schedule is accurate and complete in all material respects.

(e) Except as set forth in the State Bancorp Disclosure Schedule, none of the agreements pursuant to which State Bancorp or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(f) Except as set forth in the State Bancorp Disclosure Schedule, neither State Bancorp nor any of its Subsidiaries has originated, serviced, and does not currently hold, directly or indirectly, any loans which would be commonly referred to as “subprime”, “Alt-A” or “negative amortization” loans, or home equity loans or lines of credit with a loan to value ratio at origination of over ninety percent (90%) (collectively, “High Risk Loans”).

(g) Except as set forth in the State Bancorp Disclosure Schedule, neither State Bancorp nor its Subsidiaries owns any investment securities that are secured by High Risk Loans.

3.23. Intellectual Property.

(a) Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) all marks, patents and registered copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by State Bancorp or any of its Subsidiaries (collectively, “State Bancorp Registered IP”) (other than patent applications or applications to register trademarks) is, to the knowledge of State Bancorp, valid and enforceable and (ii) no State Bancorp Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of State Bancorp, no such action is or has been threatened with respect to any of State Bancorp Registered IP.

(b) Except as, individually or in the aggregate, has not had a Material Adverse Effect, State Bancorp or its Subsidiaries own exclusively (such exclusive right excluding any licenses granted by State Bancorp or its Subsidiaries), free and clear of any and all Liens, all State Bancorp Registered IP and all other Intellectual Property that is material to the businesses of State Bancorp or any of its Subsidiaries other than intellectual property owned by a third party that is licensed to State Bancorp or a Subsidiary thereof pursuant to an existing license agreement and used by State Bancorp or such Subsidiary within the scope of such license.

(c) Each of State Bancorp and its Subsidiaries has taken all reasonable steps to protect and maintain its rights in its intellectual property and maintain the confidentiality of all information of State Bancorp or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) To the knowledge of State Bancorp, none of the activities or operations of State Bancorp or any of its Subsidiaries (including the use of any intellectual property in connection therewith) have infringed upon, misappropriated or diluted in any material respect any intellectual property of any third party and neither State Bancorp nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had a Material Adverse Effect.

(e) To the knowledge of State Bancorp, its information technology assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by State Bancorp in connection with its business, and no information technology assets that are material to the business of State Bancorp or any of its Subsidiaries or to any of their operations, have materially malfunctioned or materially failed within the last three years.

3.24. Antitakeover Provisions. State Bancorp has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of Section 912 of the New York Business Corporation Law and Section 11 of the Certificate of Incorporation of State Bancorp.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VALLEY

References herein to the “Valley Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Valley to State Bancorp. Valley hereby represents and warrants to State Bancorp as follows:

4.1. Corporate Organization.

(a) Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Valley. Valley is registered as a bank holding company under the BHCA.

(b) All of the Subsidiaries of Valley are listed in the Valley Disclosure Schedule with a designation of which Subsidiaries are Significant Subsidiaries. Each Significant Subsidiary of Valley is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. VNB is a national bank whose deposits are insured by the FDIC to the fullest extent permitted by law. Each Significant Subsidiary of Valley has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure of each of the foregoing would not have a Material Adverse Effect on Valley. The Valley Disclosure Schedule sets forth true and complete copies of the certificate of incorporation, articles of association, bylaws or other comparable formation and governing documents (together the “Charter Documents”) of Valley and VNB as in effect on the date hereof.

4.2. Capitalization.

(a) The authorized capital stock of Valley consists solely of 210,451,912 shares of Valley Common Stock and 30,000,000 shares of preferred stock, no par value per share (the “Valley Preferred Stock”), which may be divided into classes and into series within any class as determined by the Board of Directors. As of the date hereof, there were 162,058,055 shares of Valley Common Stock issued and outstanding net of treasury stock, and 459,744 treasury shares and no shares of Valley Preferred Stock outstanding. As of December 31, 2010, except for 3,184,738 shares of Valley Common Stock issuable upon exercise of outstanding stock options granted pursuant to Valley’s stock option plans listed on the Valley Disclosure Schedule (the “Valley Option Plans”) and 3,544,104 shares of Valley Common Stock issuable upon the exercise of outstanding warrants (the “Valley Warrants”), there were no shares of Valley Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Valley Common Stock, and all issued and outstanding shares of capital stock of Valley’s Significant Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Valley’s Significant Subsidiaries are owned directly or indirectly by Valley free and clear of any liens, encumbrances, charges, restrictions or rights of third parties, except as listed in the Valley Disclosure Schedule. Except for the options referred to above under the Valley Option Plans and the Valley Warrants, neither Valley nor any of Valley’s Significant Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Valley or Valley’s Significant Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

(b) Except as set forth in the Valley Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of Valley (parent company only) are issued or outstanding.

4.3. Authority; No Violation.

(a) Valley has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, and VNB has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby in accordance with the terms thereof. Valley has a sufficient number of authorized but unissued shares of Valley Common Stock to pay the consideration for the Merger set forth in Article II of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Valley. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of VNB. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Valley or VNB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Valley and constitutes a valid and binding obligation of Valley, enforceable against Valley in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(b) Neither the execution and delivery of this Agreement by Valley or the execution and delivery of the Bank Merger Agreement by VNB, nor the consummation by Valley of the transactions contemplated hereby in accordance with the terms hereof or the consummation by VNB of the transactions contemplated thereby in accordance with the terms thereof, will (i) violate any provision of the Charter Documents of Valley or of VNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley or VNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Valley or VNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley or VNB is a party, or by which Valley or VNB or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Valley. Except as would not constitute a Material Adverse Effect on Valley and for consents and approvals of or filings or registrations with or notices to the OCC, the FRB, the SEC, Treasury or applicable state securities bureaus or commissions, no consents or approvals of or filings or registrations with or notices to any federal or state governmental authority, instrumentality or administrative agency or, to the knowledge of Valley, any third party are necessary on behalf of Valley or VNB in connection with (a) the execution and delivery by Valley of this Agreement, (b) the consummation by Valley of the transactions contemplated hereby and (c) the execution and delivery by VNB of the Bank Merger Agreement and the consummation by VNB of the transactions contemplated thereby. To the knowledge of Valley, there is no reason why the consents and approvals referenced in the preceding sentence will not be obtained in a timely fashion.

4.4. Financial Statements.

(a) Valley’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC under the Exchange Act sets forth the consolidated balance sheets of Valley as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and cash flows for the periods ended December 31 in each of the three years 2008 through 2010, accompanied by the audit report of Valley’s independent public accountants (collectively, the “Valley Financial Statements”). The Valley Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present in all material respects the consolidated financial position of Valley as of the respective dates set forth therein, and the related consolidated statements of income, changes in shareholders’ equity and of cash flows (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations and changes in shareholders’ equity and of cash flows of Valley for the respective fiscal periods set forth therein.

(b) The books and records of Valley and its Significant Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

(c) Except as and to the extent reflected, disclosed or reserved against in the Valley Financial Statements (including the notes thereto), as of December 31, 2010, neither Valley nor any of its Significant Subsidiaries had any obligations or liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Valley or any of its Significant Subsidiaries and which are required by GAAP to be disclosed in the Valley Financial Statements. Since December 31, 2010, neither Valley nor any of its Significant Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with past banking practice, except as specifically contemplated by or incurred in connection with this Agreement.

(d) KPMG LLP, which has expressed its opinion with respect to the financial statements of Valley and its subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act, and (y) “independent” with respect to Valley within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

4.5. Brokerage Fees. Other than MG Advisors, Inc., neither Valley nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s, financial advisor, finder’s fees or similar fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.6. Absence of Certain Changes or Events. Except as disclosed in the Valley Disclosure Schedule, since December 31, 2010, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Valley.

4.7. Absence of Acceleration and Other Benefits. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Valley or any Valley Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Valley Pension Plan, Valley Welfare Plan, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement.

4.8. Valley Common Stock. The Valley Common Stock to be issued hereunder pursuant to the Merger, including but not limited to the Valley Common Stock to be issued upon the exercise of the Valley Stock Options, have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Valley, with no personal liability attaching to the ownership thereof. A sufficient number of shares of Valley Common Stock are available for issuance without any amendment of the Valley Charter Documents.

4.9. Legal Proceedings. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries is a party to any, and there are no pending or, to Valley’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Valley or any of its Subsidiaries which, if decided adversely to Valley, or any of its Subsidiaries, would be reasonably likely to have a Material Adverse Effect on Valley. Except as disclosed in the Valley Disclosure

Schedule, neither Valley nor any of Valley’s Subsidiaries is a party to any order, judgment or decree entered against Valley or any such Subsidiary in any lawsuit or proceeding which would have a Material Adverse Effect on Valley.

4.10. Taxes and Tax Returns.

(a) Except as set forth in the Valley Disclosure Schedule, or as would not have a Material Adverse Effect on Valley, VNB and each of their Subsidiaries have timely filed (and until the Effective Time will so file) all material Returns required to be filed by them in respect of any Taxes (which such Returns which have already been filed were and continue to be, true, correct and complete in all material respects and which such Returns which will be filed will be true, correct and complete in all material respects when filed) and each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to State Bancorp in writing). Except as set forth in the Valley Disclosure Schedule, Valley, VNB and each of their Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of Valley, VNB or any Subsidiary through such date, which reserves are adequate for such purposes. Except as set forth in the Valley Disclosure Schedule, the federal income tax Returns of Valley, VNB and each of their Subsidiaries have been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Valley Disclosure Schedule, the applicable state income and local tax returns of Valley, VNB and each of their Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of each of Valley and VNB, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Valley, VNB or any of their Subsidiaries, nor has Valley, VNB or any of their Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Except as set forth in the Valley Disclosure Schedule, neither Valley, VNB nor any of their Subsidiaries: (i) has requested any extension of time within which to file any Tax Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of taxes (except agreements between and/or among Valley, VNB and/or any of their Subsidiaries; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Valley, VNB or any Subsidiary (nor does Valley or VNB have any knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (v) has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied; (vi) has been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include Valley,

VNB and each of their Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality or has any liability for Taxes of any person (other than Valley, VNB and/or any of their Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision under the laws of any foreign jurisdiction or any state or locality, or as a transferee or successor, by contract, or otherwise; (vii) has participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301.6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (viii) has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and/or (ix) has received any claim by a Governmental Entity in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth in the Valley Disclosure Schedule, (i) Valley, VNB and each of their Subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Valley, VNB and each of their Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) will not result in a Material Adverse Effect on Valley.

(d) Valley has made available to State Bancorp correct and complete copies of: (i) all material Returns filed within the past three years by Valley, VNB and each of their Subsidiaries; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to Taxes due from or with respect to Valley, VNB or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by Valley, VNB or any of their Subsidiaries with any Governmental Entities within the past five years with respect to Taxes.

(e) With respect to each Subsidiary indicated on the Valley Disclosure Schedule as being a real estate investment trust, (x) for all taxable years commencing with its first taxable year through the taxable year ended December 31, 2010, such Subsidiary has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a real estate investment trust for such years; (y) has operated since its first taxable year to the date of this Agreement in a manner consistent with the requirements for qualification and taxation as a real estate investment trust; and (z) intends to continue to operate in such a manner as to qualify as a real estate investment trust for the current taxable year. None of the transactions contemplated by this Agreement will prevent any such Subsidiary or any of its Subsidiaries from so qualifying. No such Subsidiary of any Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that meets the requirements of representations (x) and (y) above. Notwithstanding the foregoing, with respect to periods prior to the acquisition of the ownership of each such Subsidiary by Valley, the representations of Valley are made only to the knowledge of Valley.

4.11. Valley Shareholder Approval Not Required. Neither the execution of this Agreement nor the transactions contemplated hereby require the approval of the shareholders of Valley.

4.12. Compliance with Applicable Law.

(a) Except as set forth in the Valley Disclosure Schedule, each of Valley and the Valley Subsidiaries (i) holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, except where the failure to hold such license, franchise, permit or authorization would not, individually or in the aggregate, result in a Material Adverse Effect on Valley, and (ii) has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Valley or any of its Subsidiaries, including, without limitation, consumer, community and fair lending laws, other than where any non-compliance or default will not, individually or in the aggregate, result in a Material Adverse Effect on Valley and neither Valley nor any of the Valley Subsidiaries, since January 1, 2008, has received written notice of such violation of any of the above that has not been cured.

(b) Without limiting the foregoing, to Valley’s knowledge VNB has complied in all material respects with the CRA. Except as listed on the Valley Disclosure Schedule, to Valley’s knowledge, since January 1, 2008, no person or group has adversely commented upon VNB’s CRA performance.

(c) Without limiting the foregoing, to Valley’s knowledge Valley and VNB have complied in all material respects with ERISA and federal, state and local tax and employment laws.

4.13. Minute Books. The minute books of Valley and its Significant Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

4.14. Environmental Matters. Except as set forth in the Valley Disclosure Schedule:

(a) Neither Valley nor any Valley Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Valley or such Valley Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would have a Material Adverse Effect on Valley. Except as disclosed on the Valley Disclosure Schedule, Valley has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Valley or any Valley Subsidiary, as OREO or otherwise, or owned or controlled by Valley or any Valley Subsidiary as a trustee or fiduciary (collectively, “Valley Properties”), in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on Valley.

(b) Valley has no knowledge that any of the Valley Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on Valley.

(c) To Valley’s knowledge, except as set forth in the Valley Disclosure Schedule, there are no underground storage tanks on, in or under any of the Valley Properties and no underground storage tanks have been closed or removed from any of the Valley Properties while the property was owned, operated or controlled by Valley or any Valley Subsidiary.

4.15. Reserves.

(a) The allowance for loan and lease losses in the Valley Financial Statements, was, as of December 31, 2010, adequate under GAAP.

(b) As of December 31, 2010, the reserve for Taxes as calculated under and required under FIN 48 is adequate for all contingencies and includes all reasonably possible contingencies.

(c) There are no unfunded post-employment benefits obligations (other than obligations arising by operation of law) which are not accounted for by reserves shown on the Valley Financial Statements and established under GAAP, or otherwise noted on such financial statements.

4.16. Agreements with Bank Regulators. Neither Valley nor any Valley Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to State Bancorp by Valley prior to the date of this Agreement, nor has Valley been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Valley nor any Valley Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to State Bancorp by Valley prior to the date of this Agreement.

4.17. SEC Documents; Other Reports; Internal and Disclosure Controls.

(a) Valley has filed all reports, schedules, registration statements and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2008 (the “Valley SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Valley SEC Reports complied, and each such Valley SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Valley SEC Reports. None of Valley’s Significant Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Valley has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the knowledge of Valley no enforcement action has been initiated against Valley by the SEC relating to disclosures contained in any Valley SEC Report.

(b) Valley and each of its Significant Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Valley and its Significant Subsidiaries or as set forth in the Valley Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of Valley, threatened an investigation into the business or operations of Valley or any of its Significant Subsidiaries since December 31, 2008.

(c) Valley and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Valley (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Valley and its Subsidiaries is made known to the management of Valley by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Valley SEC Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Valley’s auditors and the audit committee of Valley’s Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Valley’s ability to record, process, summarize and report financial data and have identified for Valley’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Valley’s internal controls. Company’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.

(d) Except as set forth in the Valley Disclosure Schedule, since January 1, 2008, neither Valley nor any of its Subsidiaries nor, to the knowledge of Valley, any member of Valley’s Board of Directors or executive officer of Valley or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Valley or any of its Subsidiaries or their respective internal accounting controls.

4.18. Intellectual Property.

(a) Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) all marks, patents and registered copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by Valley or any of its Subsidiaries (collectively, “Valley Registered IP”) (other than patent applications or applications to register trademarks) is, to the knowledge of Valley, valid and enforceable and (ii) no Valley Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Valley, no such action is or has been threatened with respect to any of Valley Registered IP.

(b) Except as, individually or in the aggregate, has not had a Material Adverse Effect, Valley or its Subsidiaries own exclusively (such exclusive right excluding any licenses granted by Valley or its Subsidiaries), free and clear of any and all Liens, all Valley Registered IP and all other Intellectual Property that is material to the businesses of Valley or any of its Subsidiaries other than intellectual property owned by a third party that is licensed to Valley or a Subsidiary thereof pursuant to an existing license agreement and used by Valley or such Subsidiary within the scope of such license.

(c) Each of Valley and its Subsidiaries has taken all reasonable steps to protect and maintain its rights in its intellectual property and maintain the confidentiality of all information of Valley or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) To the knowledge of Valley, none of the activities or operations of Valley or any of its Subsidiaries (including the use of any intellectual property in connection therewith) have infringed upon, misappropriated or diluted in any material respect any intellectual property of any third party and neither Valley nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had a Material Adverse Effect.

(e) To the knowledge of Valley, its information technology assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Valley in connection with its business, and no information technology assets that are material to the business of Valley or any of its

Subsidiaries or to any of their operations, have materially malfunctioned or materially failed within the last three years.

4.19. Certain Contracts. Except as set forth in the Valley Disclosure Schedule, (i) each Valley contract which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement (each, a “Valley Contract”) is valid and binding on Valley or its applicable Significant Subsidiary and in full force and effect, and, to the knowledge of Valley, is valid and binding on the other parties thereto, (ii) Valley and each of its Significant Subsidiaries and, to the knowledge of Valley, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Valley Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Valley or any of its Significant Subsidiaries or, to the knowledge of Valley, any other party thereto, under any such Valley Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Valley.

4.20. Properties and Insurance.

(a) To Valley’s knowledge, and except as set forth in the Valley Disclosure Schedule, Valley and its Significant Subsidiaries have good, and as to owned real property marketable, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Valley’s consolidated balance sheet as of December 31, 2010, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2010 either (A) to third parties in arm’s length transactions or (B) to insiders or to directors or officers of Valley pursuant to the approval of the board of directors of Valley and for fair value). Valley and its Significant Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

(b) As of the date hereof, neither Valley nor any of its Significant Subsidiaries has received any notice of a pending cancellation or notice of a pending material amendment of any policy of insurance covering business operations and all insurable properties and assets of Valley or is in default under such policy, no material coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

4.21. Loan Matters.

(a) Except as set forth in the Valley Disclosure Schedule, each outstanding loan (including loans held for resale to investors but excluding any loan covered by a loss-sharing agreement with the FDIC as described in the Valley Disclosure Schedule) held by Valley or its Significant Subsidiaries (the “Valley Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Valley Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Valley’s underwriting standards (and, in the case of Valley Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valley.

(b) Except as set forth in the Valley Disclosure Schedule or as would not have a Material Adverse Effect on Valley, each Valley Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Valley’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not have a Material Adverse Effect on Valley, the loan documents with respect to each Valley Loan were in compliance with applicable laws and regulations at the time of origination or purchase by Valley or its Subsidiaries and are complete and correct in all material respects.

(c) Except as listed in the Valley Disclosure Schedule, (i) there are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the loan was made; and (ii) all such loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valley.

(d) Valley has previously delivered to State Bancorp a schedule setting forth (A) each Valley Loan that as of March 31, 2011 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Valley, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Valley Loan, (B) each Valley Loan that was classified as of March 31, 2011 under ASC 310, and (C) each asset of Valley or any of its Subsidiaries that as of March 31, 2011 was classified as OREO and the book value thereof as of such date. Such schedule is accurate and complete in all material respects.

(e) Except as set forth in the Valley Disclosure Schedule, none of the agreements pursuant to which Valley or any of its Significant Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(f) Except as set forth in the Valley Disclosure Schedule and for any loan covered by a loss-sharing agreement with the FDIC, Valley has not originated, serviced, and does not currently hold, directly or indirectly, any High Risk Loans.

(g) Except as set forth in the Valley Disclosure Schedule, Valley does not own any investment securities that are secured by High Risk Loans.

(h) Valley has previously provided to State Bancorp a schedule containing a list of all loans covered by a loss-sharing agreement with the FDIC. Such schedule is accurate and complete in all material respects.

ARTICLE V

COVENANTS OF THE PARTIES

5.1. Conduct of the Business of State Bancorp and Valley. During the period from the date of this Agreement to the Effective Time, each of State Bancorp and Valley shall, and shall cause each of its respective Significant Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with past banking practice. Each of State Bancorp and Valley also shall use its commercially reasonable efforts to preserve its business organization and that of its respective Significant Subsidiaries intact and maintain its rights, franchises and existing relations with customers, suppliers and employees.

5.2. Negative Covenants and Dividend Covenants. (a) State Bancorp agrees that from the date hereof to the Effective Time, except as otherwise approved by Valley in writing (such approval not to be unreasonably withheld, conditioned or delayed, it being agreed that such approval shall be deemed to have been given, in the case of subsections (viii), (xi) and (xii) below, if Valley has not responded to State Bancorp’s written request by the close of business on the second (2nd) business day following receipt of such request, and, in the case of subsections (iv) and (v) below, if Valley has not responded to State Bancorp’s written request by the close of business on the fifth (5th) business day following receipt of such request), or as otherwise permitted or required by this Agreement, it will not, nor will it permit any of its Significant Subsidiaries to:

(i) change any provision of its Charter Documents;

(ii) change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of State Bancorp or any State Bancorp Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except (i) as disclosed in the State Bancorp Disclosure Schedule, (ii) for regular quarterly cash dividends on the State Bancorp Common Stock not in excess of $0.05 per share per quarter with record and payment dates consistent with past practice (for the avoidance of doubt, Valley agrees to pay any such dividend declared by State Bancorp prior to the Effective Time, provided the record date is on or prior to the Effective Time);

(iii) grant any severance or termination pay (other than as set forth on the State Bancorp Disclosure Schedule or whether pursuant to existing policies or other arrangements described therein) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement (other than amendments required to comply with applicable law and regulations) or award any increase in compensation or benefits to its directors, officers or employees except for increases in compensation to directors, officers and employees in the usual and ordinary course of business consistent with past practice or as set forth on the State Bancorp Disclosure Schedule;

(iv) sell or dispose of any assets with a market value greater than $100,000 or incur any liability with a principal balance greater than $100,000 other than the sale of OREO or non-performing loans and other than in the ordinary course of business consistent with past practices and policies, except as set forth in the State Bancorp Disclosure Schedule;

(v) (A) make any capital expenditures or (B) enter into any new service agreement or similar contract not terminable by State Bancorp within sixty (60) days and involving amounts in excess of $100,000 individually or $500,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to Valley, except as set forth in the State Bancorp Disclosure Schedule;

(vi) file any applications or make any contract with respect to branching or site location or relocation, except as set forth on the State Bancorp Disclosure Schedule;

(vii) agree to acquire in any manner whatsoever (other than to realize upon on collateral for a defaulted loan) any business or entity;

(viii) make any new investments in securities other than investments in government, municipal or agency bonds or mortgage backed securities issued or backed by a government sponsored entity having a weighted average life or duration of not greater than ten years;

(ix) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP or any applicable regulatory accounting requirements;

(x) take any action that would result in any of its conditions to Closing set forth in Section 6.1 and 6.2 not to be satisfied;

(xi) make or commit to make any new loan or other extension of credit in an amount of $2,500,000 or more except such loan initiations that are committed as of the date of this Agreement and identified on the State Bancorp Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice;

(xii) renew for a period in excess of one year any existing loan or other extension of credit which renewal would require State Bancorp to advance additional funds greater than $3,000,000 for commercial and industrial loans or $5,000,000 for commercial real estate loans, or would otherwise cause the aggregate credit outstanding to any one borrower to exceed $5,000,000 or to any group of affiliated borrowers to exceed $10,000,000, except such renewals or increases that are committed as of the date of this Agreement and identified on the State Bancorp Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice; or

(xiii) agree to do any of the foregoing.

(b) Valley agrees that from the date hereof to the Effective Time, except as otherwise approved by State Bancorp in writing (such approval not to be unreasonably withheld, conditioned or delayed) or as permitted or required by this Agreement, it will not, nor will it permit any of its Significant Subsidiaries to:

(i) amend its Charter Documents in a manner that would require the approval of the shareholders of Valley or in any manner that adversely affects the rights of the shareholders of Valley;

(ii) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP or any applicable regulatory accounting requirements;

(iii) take any action that would result in any of its conditions to Closing set forth in Section 6.1 and 6.3 not to be satisfied; or

(iv) agree to do any of the foregoing.

5.3. No Solicitation. (a) Except as expressly permitted by this Section 5.3, State Bancorp and its Subsidiaries shall not, and State Bancorp and its Subsidiaries shall use their best efforts to cause their respective representatives not to initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event, prior to the time the approval of State Bancorp’s shareholders (“State Bancorp Shareholder Approval”) is obtained but not after, (1) State Bancorp receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than Valley, and (2) the State Bancorp Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to State Bancorp’s shareholders under applicable law, State Bancorp may, and may permit its Subsidiaries and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Valley and State Bancorp dated March 23, 2011 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Valley or shall be provided to Valley prior to or concurrently with the time it is provided to such person. State Bancorp will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Valley with respect to any Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Neither the State Bancorp Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Valley) or refuse to make the State Bancorp Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit State Bancorp or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a)). Notwithstanding the foregoing, prior to the date of the Shareholders Meeting, the State Bancorp Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “State Bancorp Subsequent Determination”) after the fourth (4th) business day following Valley’s receipt of a written notice (the “Notice of Superior Proposal”) from State Bancorp (A) advising that the State Bancorp Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.3) constitutes a Superior Proposal (it being understood that State Bancorp shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that State Bancorp proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, the State Bancorp Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to State Bancorp’s shareholders under applicable law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Valley pursuant to this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the State Bancorp Recommendation or the making of a State Bancorp Subsequent Determination by the State Bancorp Board of Directors shall not change the approval of the State Bancorp Board of Directors for purposes of causing any takeover laws to be inapplicable to this

Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c) Nothing contained in this Agreement shall prevent State Bancorp or the State Bancorp Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable law or the NYSE or the NASDAQ rules, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d) In addition to the obligations of State Bancorp set forth in Sections 5.3(a) and (b), in the event State Bancorp or any of its Subsidiaries or representatives receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the State Bancorp directors reasonably believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, State Bancorp promptly (and in any event within two (2) business days of receipt) shall advise Valley in writing of the existence of items (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. State Bancorp shall keep Valley reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, State Bancorp shall promptly (and in any event within two (2) business days) notify Valley in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 5.3(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in State Bancorp or any of its Subsidiaries, a proposal for a merger, consolidation, or other business combination involving State Bancorp or any of its Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, State Bancorp or any of its Subsidiaries.

(ii) Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the State Bancorp Board of Directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Valley in response to such proposal pursuant to Section 5.3(b) or otherwise), (1) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

5.4. Current Information. During the period from the date of this Agreement to the Effective Time, State Bancorp will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Valley regarding State Bancorp’s business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, State Bancorp shall provide Valley on a monthly basis with a schedule of all loans, leases and extensions of credit and renewed loans, leases and extensions of credit in excess of $500,000, or any increase by $500,000 or more in any customer’s aggregate credit outstanding or lease commitment made during the prior month (whether or not subject to prior approval under Section 5.2(a)), and provide Valley with a copy of, and the opportunity to discuss, the relevant documentation for any such loan, extension of credit, lease, or renewal upon request. Notwithstanding any other provision contained in this Agreement, neither Valley nor any Valley Subsidiary shall under any circumstance be permitted to exercise control of State Bancorp or any State Bancorp Subsidiary prior to the Effective Time. As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, State Bancorp will deliver to Valley SBLI’s call reports filed with the Department and the FDIC.

5.5. Access to Properties and Records; Confidentiality.

(a) On reasonable advance notice, State Bancorp and SBLI shall permit Valley and its representatives, and Valley and VNB shall permit State Bancorp and its representatives, accompanied by an officer of the respective party, reasonable access during normal business hours to their respective properties, and shall make available to Valley and its representatives or State Bancorp and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings, Charter Documents, material contracts and agreements, filings with any regulatory authority, independent auditors’ work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Valley and its representatives or State Bancorp and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, violate the terms of any contract, jeopardize attorney-client privilege or contravene any law, rule, regulation, order or judgment. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. State Bancorp acknowledges that Valley may be involved in discussions concerning potential acquisitions of banks and other entities and Valley shall not be obligated to disclose such information to State Bancorp except as such information is publicly disclosed by Valley.

(b) Each party will hold any information that is confidential, proprietary or otherwise non-public in accordance with the confidentiality provisions of the letter agreement, dated March 23, 2011, between Valley and State Bancorp (the “Confidentiality Agreement”).

5.6. Regulatory Matters.

(a) For the purposes of holding the Shareholders Meeting (as defined in Section 5.7) and qualifying under applicable federal and state securities laws the Valley Common Stock to be issued to State Bancorp shareholders in connection with the Merger, as soon as practicable following the date of this Agreement, and in any event within forty (40) days after the date hereof, Valley shall prepare and file (and State Bancorp shall cooperate in connection therewith) with the SEC a Registration Statement including a proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the Securities Act, the Exchange Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by State Bancorp to its shareholders together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus” and the various documents to be filed by Valley under the Securities Act with the SEC to register the Valley Common Stock for sale, including the Proxy Statement-Prospectus, are referred to herein as the “Registration Statement”).

(b) Valley shall furnish State Bancorp with such information concerning Valley and its Subsidiaries as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to such entities, to comply with Section 5.6(a) hereof. Valley agrees promptly to advise State Bancorp if at any time prior to the Shareholders Meeting any information provided by Valley in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide State Bancorp with the information needed to correct such inaccuracy or omission. Valley shall promptly furnish State Bancorp with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to Valley and the Valley Subsidiaries, to comply with Section 5.6(a) after the mailing thereof to State Bancorp’s shareholders. The information relating to Valley and its Subsidiaries to be provided by Valley for inclusion or incorporation by reference in the Proxy Statement-Prospectus, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement (except for such portions thereof as relate only to State Bancorp or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, and the respective rules and regulations thereunder.

(c) State Bancorp shall furnish Valley with such information concerning State Bancorp as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to State Bancorp, to comply with Section 5.6(a) hereof. State Bancorp agrees promptly to advise Valley if at any time prior to the Shareholders Meeting, any information provided by State Bancorp in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide Valley with the information needed to correct such inaccuracy or omission. State Bancorp shall promptly furnish Valley with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to State Bancorp and SBLI to comply with Section 5.6(a) after the mailing thereof to State Bancorp’s shareholders. The information relating to State Bancorp and its Subsidiaries to be provided by State Bancorp for inclusion or incorporation by reference in the Proxy Statement-Prospectus, any filing pursuant to

Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(d) Valley shall as promptly as practicable make such filings, if any, as are necessary in connection with the offering of the Valley Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. State Bancorp shall promptly furnish Valley with such information regarding State Bancorp shareholders as Valley requires to enable it to determine what filings are required hereunder. State Bancorp authorizes Valley to utilize in such filings the information concerning State Bancorp and SBLI provided to Valley in connection with, or contained in, the Proxy Statement-Prospectus. Valley shall furnish State Bancorp’s counsel with copies of all such filings and keep State Bancorp advised of the status thereof. Valley shall as promptly as practicable, and in any event within thirty (30) days after the date hereof, file the Registration Statement containing the Proxy Statement-Prospectus with the SEC, and each of Valley and State Bancorp shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement-Prospectus.

(e) Valley shall cause the Valley Common Stock issuable pursuant to the Merger, including the Valley Common Stock underlying Valley Stock Options to be issued for the State Bancorp Stock Options, to be listed on the NYSE at the Effective Time.

(f) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC, the FDIC, the FRB and the Department. The parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Valley and VNB shall use their best efforts to cause their applications to the OCC and the FRB to be filed within thirty (30) days of the date hereof. State Bancorp shall cooperate with Valley to provide all information reasonably requested in writing by Valley to complete such application. Valley shall provide to State Bancorp drafts of all filings and applications referred to in this Section 5.6(f) and shall give State Bancorp the opportunity to comment thereon prior to their filing.

(g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.7. Approval of Shareholders.

State Bancorp will, subject to the qualification set forth in Section 5.3(b) hereof, (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of State Bancorp (such meeting or any adjournment thereof, the “Shareholders Meeting”) for the purpose of securing the approval of shareholders of this Agreement and holding a “Say on Merger Pay” non-binding advisory vote as required by SEC regulations, (ii) recommend to the shareholders of State Bancorp the approval of this Agreement and the transactions contemplated hereby and use its commercially reasonable best efforts to obtain, as promptly as practicable, such approval. State Bancorp and Valley will cooperate with respect to each of the foregoing matters. Contemporaneously with the execution of this Agreement, State Bancorp shall cause each of the directors of State Bancorp in their capacity as shareholders to execute and deliver to Valley a Voting Agreement, the form of which is attached hereto as Exhibit B.

5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

5.9. Public Announcements. State Bancorp and Valley will consult with each other before issuing, and will cooperate with each other in the development and distribution of, all press release and any other public disclosure with respect to this Agreement or any of the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

5.10. Failure to Fulfill Conditions. In the event that Valley or State Bancorp determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to January 31, 2012 (the “Cutoff Date”) and that it will not waive that condition, it will promptly notify the other party. State Bancorp and Valley will promptly inform the other of any facts applicable to State Bancorp or Valley, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

5.11. Dividends. Beginning in the third quarter of 2011, State Bancorp shall take all necessary action to ensure that the record and payment dates of its regular quarterly dividends on its common stock shall be the same dates as the record and payment dates for Valley’s regular quarterly dividends on its common stock.

5.12. [Reserved]

5.13. [Reserved]

5.14. Indemnification.

(a) For a period of six years after the Effective Time, to the fullest extent permitted by law, Valley shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of State Bancorp or its Subsidiaries (collectively, the “State Bancorp Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any State Bancorp Indemnitee (“Costs”) by reason of the fact that he or she is or was a director or officer of State Bancorp or its Subsidiaries, acted as a director or officer of a third party at the request of State Bancorp or its Subsidiaries or acted as a benefits plan fiduciary, in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) (each a “Claim” and collectively, “Claims”), including without limitation any Claim which is based upon, arises out of or in any way relates to the Merger, this Agreement, any of the transactions contemplated by this Agreement, the State Bancorp Indemnitee’s service as a member of the Board of Directors of State Bancorp or any of its Subsidiaries or any committee thereof, the events leading up to the execution of this Agreement, any statement, announcement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, in each case to the fullest extent which State Bancorp or any of its Subsidiaries, as applicable, would have been permitted under any applicable law and its Charter Documents had the Merger not occurred (and Valley shall also advance expenses as incurred to the fullest extent so permitted); provided, however, that all rights to indemnification in respect of any Claim asserted or made within such six year period shall continue until the final disposition of such Claim.

(b) From and after the Effective Time, Valley shall assume and honor any obligation of State Bancorp immediately prior to the Effective Time with respect to the indemnification of the State Bancorp Indemnitees arising out of the Charter Documents of State Bancorp or arising out of any written indemnification agreements between State Bancorp and such persons disclosed in the State Bancorp Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between Valley and such State Bancorp Indemnitees.

(c) In the event Valley or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Valley assume the obligations set forth in this Section 5.14.

(d) Valley shall cause the officers and directors of State Bancorp and its Subsidiaries to be covered, for a period of six years after the Effective Time under an extension of State Bancorp’s existing officers’ and directors’ liability insurance policy (the “Director and Officer Insurance”).

(e) Any State Bancorp Indemnitee wishing to claim indemnification under this Section 5.14 shall promptly notify Valley upon learning of any Claim, but the failure to so notify shall not relieve Valley of any liability it may have to such State Bancorp Indemnitee if such failure does not materially prejudice Valley.

5.15. Employment and Director Matters; Other Post-Closing Items.

(a) Except as otherwise set forth in the State Bancorp Disclosure Schedule, Valley and VNB hereby expressly assume and agree to honor, effective from and after the Effective Time, each of the Employment Agreements and Change in Control Agreements identified on the State Bancorp Disclosure Schedule, in accordance with their respective terms.

(b) Before or following consummation of the Merger, Valley will decide whether to continue each of the State Bancorp Pension Plans and/or the State Bancorp Welfare Plans for the benefit of employees of SBLI and State Bancorp, or to have such employees become covered under a Valley pension and/or welfare plan in accordance with the terms of the Valley pension and/or welfare plans. Subject to the foregoing, following consummation of the Merger, Valley shall make available to all employees and officers of State Bancorp who become employed by VNB coverage under the benefit plans generally available to VNB’s employees and officers (including pension and health and hospitalization) on the terms and conditions available to VNB’s employees and officers in Valley or VNB medical and dental plans for State Bancorp employees and their dependents. No prior existing condition limitation not currently imposed by State Bancorp or SBLI medical or dental plans shall be imposed with respect to Valley’s or VNB’s medical and dental plans on State Bancorp or SBLI employees. State Bancorp and SBLI employees shall receive credit for any deductibles paid under State Bancorp and SBLI existing medical and dental plans. State Bancorp employees will be given credit for eligibility and vesting purposes (but not for benefit accrual purposes) under Valley’s or VNB’s medical, life, vacation, sick leave, disability and other welfare plans for prior service with State Bancorp, and State Bancorp’s employees will be granted credit for such prior service with State Bancorp, solely for purposes of eligibility and vesting under Valley’s or VNB’s 401(k) plan. No State Bancorp employee will be given credit for prior service under Valley’s or VNB’s Pension Plan for any purpose.

(c) Valley will use reasonable efforts to retain State Bancorp and SBLI employees following the Effective Time of the Merger. Valley intends to give priority consideration to State Bancorp and SBLI employees for open positions at Valley and its Subsidiaries to the extent their jobs are eliminated in connection with the Merger.

(d) Except for State Bancorp and SBLI employees who have individual severance or similar contractual agreement, following the consummation of the Merger and for one year thereafter, VNB shall, pay severance to State Bancorp and SBLI employees who are involuntarily terminated by Valley or VNB for reasons other than cause in the amount of two (2) weeks per year of service subject to (i) a minimum of four (4) weeks for non-officer employees and twelve (12) weeks for officers, and (ii) a maximum for all terminated employees of 52 weeks’ severance. Terminated employees described in the preceding sentence will be reimbursed for payments made pursuant to the Consolidated Omnibus Budget Reconciliation Act, as amended, during the applicable severance period.

(e) Each non-management State Bancorp director shall be offered the opportunity to participate in the Valley New York regional advisory board.

(f) Upon or as soon as practicable following the execution and delivery of this Agreement, Valley and VNB will enter into Retention Incentive Agreements substantially in the form included in the State Bancorp Disclosure Schedule with the individuals identified in the State Bancorp Disclosure Schedule. Prior to the Effective Time, Valley, VNB, State Bancorp and SBLI shall cooperate to develop, implement and communicate to other key employees of State Bancorp and SBLI identified as such by the Chief Executive Officer of State Bancorp a retention program designed to retain the services of such key employees through the Effective Time and thereafter until one hundred and eighty (180) days following the Closing Date or such earlier time as Valley and VNB may determine consistent with their respective business needs.

(g) Valley will increase the size of the Valley Board of Directors and will fill the vacancy created by such increase by appointing an individual, at the Effective Time, to the Valley Board of Directors from the current Board of Directors of State Bancorp. Such director shall be chosen by Valley’s Board of Directors (upon recommendation of Valley’s Nominating and Corporate Governance Committee) from a pool of three (3) State Bancorp directors selected by State Bancorp’s Board of Directors and who meet the director qualifications set forth in Valley’s director qualification standards and corporate governance guidelines.

(h) Valley and VNB may, in their discretion within thirty (30) days prior to the Effective Time, direct State Bancorp and SBLI to terminate any or all nonqualified deferred compensation plans, programs and arrangements sponsored by them in a manner that does not materially adversely affect the rights of participants to benefits earned through the termination date. Upon receipt of such a direction State Bancorp and SBLI shall take all requisite action to implement it.

5.16. Tax-Free Reorganization Treatment.

(a) The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of State Bancorp and Valley shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Valley nor any affiliate knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date hereof, State Bancorp does not know of any reason why it would not be able to deliver to counsel to both Valley and State Bancorp certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to both Valley and State Bancorp to deliver the legal opinions contemplated by Section 6.1(d), and State Bancorp hereby agrees to deliver such certificates effective as of the date of such opinions to counsel to both Valley and State Bancorp.

(c) As of the date hereof, Valley does not know of any reason why it would not be able to deliver to counsel to both Valley and State Bancorp certificates substantially in compliance with the IRS Guidelines, with reasonable or customary exceptions and modifications thereto, to enable counsel to both Valley and State Bancorp to deliver the legal opinions contemplated by Section 6.1(d), and Valley hereby agrees to deliver such certificates effective as of the date of such opinions to counsel to both Valley and State Bancorp.

5.17. [Reserved]

5.18. Section 16 Matters. Prior to the Effective Time, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of State Bancorp Common Stock or conversion of any derivative securities in respect of shares of State Bancorp Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.19. Dividend Reinvestment Plan. State Bancorp shall not permit participants in such its dividend reinvestment plan to purchase State Bancorp Common Stock at a discount from its current market price.

5.20. State Bancorp Preferred Stock. Each of Valley and State Bancorp shall use its reasonable best efforts to cause or facilitate the TARP Purchase in accordance with Section 2.2 hereof. In furtherance of the foregoing, State Bancorp shall provide, and shall cause its Subsidiaries and its and their representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Valley in connection with such repurchase, including by (i) furnishing all information concerning State Bancorp and its Subsidiaries that Valley or any applicable Governmental Entity may request in connection with such repurchase or with respect to the effects of such purchase on Valley or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Valley deems necessary or advisable in its reasonable judgment in connection with such repurchase or the effects thereof and (iii) entering into any agreement with such holder (including any letter agreement among

State Bancorp, Valley and such holder) to effect the repurchase of such shares as Valley may reasonably request.

ARTICLE VI

CLOSING CONDITIONS

6.1. Conditions of Each Party’s Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by the requisite vote of the shareholders of State Bancorp. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

(b) Regulatory Approvals. All regulatory or governmental approvals and consents (including without limitation any required approval of the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby (the “Requisite Regulatory Approvals”) shall have been obtained. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired. Both VNB and SBLI shall have taken all necessary action to consummate the Bank Merger immediately after the Effective Time.

(c) Injunction. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

(d) Tax Opinion. Valley shall have received a written opinion from Day Pitney LLP, counsel to Valley, dated as of the Closing Date, and State Bancorp shall have received a written opinion from Arnold & Porter LLP, counsel to State Bancorp, based on the facts, representations, assumptions and exclusions set forth or described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Valley and State Bancorp, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

(e) NYSE Listing. The Valley Common Stock, including the Valley Common Stock underlying Valley Stock Options to be issued for the State Bancorp Stock Options, shall have been approved for listing on the NYSE.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(g) TARP. The TARP Purchase shall have occurred at least five (5) business days prior to the Closing Date.

6.2. Conditions to the Obligations of Valley Under this Agreement. The obligations of Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of State Bancorp. Each of the representations and warranties of State Bancorp contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations and warranties which, individually or in the aggregate, have not had a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), provided, however, that State Bancorp’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached for any purpose in this Agreement as a result of effects arising solely from actions taken in compliance with a written request of Valley. State Bancorp shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date.

(b) Consents. Valley shall have received the written consents (other than the governmental approvals and consents referred to in Section 6.1(b)) of any person whose consent to the transactions contemplated hereby is required under the applicable instrument, except for those for which the failure to obtain such consents would not, individually or in the aggregate, have a Material Adverse Effect on Valley (after giving effect to the consummation of the transactions contemplated hereby).

(c) SBLI Action. SBLI shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

(d) Certificates. State Bancorp shall have furnished Valley with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Valley may reasonably request.

6.3. Conditions to the Obligations of State Bancorp Under this Agreement. The obligations of State Bancorp under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Valley. Each of the representations and warranties of Valley contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations and warranties which, individually or in the aggregate, have not had a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded). Valley shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date.

(b) VNB Action. VNB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

(c) Certificates. Valley shall have furnished State Bancorp with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as State Bancorp may reasonably request.

(d) Director and Officer Insurance. Valley shall have furnished State Bancorp with evidence reasonably satisfactory to State Bancorp of the Director and Officer Insurance in accordance Section 5.14(d) hereof.

ARTICLE VII

TERMINATION

7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of State Bancorp:

(a) by mutual consent of State Bancorp and Valley;

(b) by either Valley or State Bancorp upon written notice to the other party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either Valley or State Bancorp, if the Merger shall not have been consummated on or before the Cutoff Date, or such later date as shall have been agreed to in writing by Valley and State Bancorp), provided, however, that no party may terminate this Agreement pursuant to this Section 7.1(c) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or agreement contained herein;

(d) by either Valley or State Bancorp if the approval of the shareholders of State Bancorp required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Valley or State Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Cutoff Date, and which breach of a representation or warranty, would, individually or in the aggregate with other breaches, (i) result in a Material Adverse Effect with respect to the party committing such breach, or (ii) result in one or more of the conditions set forth in Sections 6.1, 6.2 (in case of a termination by Valley) or 6.3 (in case of termination by State Bancorp) not to be satisfied or not capable of being satisfied by the Cutoff Date;

(f) by either Valley or State Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Cutoff Date, and which breach of a representation, warranty or covenant, would, individually or in the aggregate with other breaches, (i) result in a Material Adverse Effect with respect to the party committing such breach, or (ii) result in one or more of the conditions set forth in Sections 6.1, 6.2 (in case of a termination by Valley) or 6.3 (in case of termination by State Bancorp) not to be satisfied or not capable of being satisfied by the Cutoff Date;

(g) by the Board of Directors of Valley if, prior to receipt of the State Bancorp Shareholder Approval, State Bancorp or the State Bancorp Board of Directors (or any committee thereof) has (A) effected a State Bancorp Subsequent Determination or approved, adopted, endorsed or recommended any Acquisition Proposal, (B) failed to recommend the Merger and the approval of this Agreement by the shareholders of State Bancorp, (C) breached the terms of Section 5.3 in any material respect adverse to Valley, or (D) in response to the commencement (other than by Valley or a Subsidiary thereof) of a tender offer or exchange offer for 25% or more of the outstanding shares of State Bancorp Common Stock, recommended that the shareholders of State Bancorp tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act;

(h) By State Bancorp if State Bancorp has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal;

(i) by Valley if one or more of the conditions set forth in Sections 6.1 and 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date;

(j) by State Bancorp if one or more of the conditions set forth in Sections 6.1 and 6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date; or

(k) by State Bancorp, if the State Bancorp Board of Directors so determines by a majority vote of the members of the entire State Bancorp Board of Directors, at any time during the five (5) day period commencing on the day after the Determination Date (the “Effective Termination Date”), if and only if the following conditions are satisfied:

(1) the Valley Final Price is less than $11.04 (such amount taking into consideration the Valley Stock Dividend);

(2) the number (the “Valley Ratio”) obtained by dividing (a) the Valley Final Price by (b) the Valley Initial Price shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price and subtracting 0.20 from such quotient (the “Index Ratio”); and

(3) State Bancorp provides Valley three (3) business days prior written notice of such termination.

For purposes of this Section 7.1(k), the following terms shall have the meanings indicated below:

“Determination Date” means the day that is the latest of (i) the day on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received, (ii) the day of the expiration of the last waiting period with respect to any of the Requisite Regulatory Approvals and (iii) the day on which the last required stockholder approval has been received.

“Final Index Price” means the average of the daily closing prices of the NASDAQ Bank Index for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Initial Index Price” means 1802.84.

“Valley Final Price” means the average of the daily closing sales prices of a share of Valley Common Stock as reported on the New York Stock Exchange for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Valley Initial Price” means $12.99.

If Valley declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date (excluding the Valley Stock Dividend), the Valley Final Price shall be appropriately adjusted for the purposes of applying this Section 7.1(k).

7.2. Effect of Termination. In the event of termination of this Agreement by either Valley or State Bancorp as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 7.1 and 7.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

7.3. Termination Fee.

In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to State Bancorp’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of State Bancorp or State Bancorp Board of Directors and (B) this Agreement is thereafter terminated (x) by State Bancorp or Valley pursuant to Section 7.1(c) or Section 7.1(d) (if the State Bancorp Shareholder Approval has not theretofore been obtained after the Registration Statement shall have been declared effective), or (y) by Valley pursuant to Section 7.1(e) or Section 7.1(f), then, if within 12 months after such termination, State Bancorp or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then State Bancorp shall pay Valley, on the earlier of the date of such execution or consummation, a fee of Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000) (the “Termination Fee”); or

(ii) this Agreement is terminated by Valley pursuant to Section 7.1(g) or by State Bancorp pursuant to Section 7.1(h), then State Bancorp shall pay Valley, immediately upon such termination, the Termination Fee.

For purposes of Section 7.3(i), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(e)(i) except that references in Section 5.3(e)(i) to “25%” shall be replaced by “50%”.

ARTICLE VIII

MISCELLANEOUS

8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Proxy Statement-Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

(a)	If to Valley, to:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attn.: Gerald H. Lipkin

Chairman, President and Chief Executive Officer

Facsimile No. (973) 305-8415

Copy to:

Day Pitney LLP

Attn.: Ronald H. Janis

7 Times Square

New York, NY 10036

Facsimile No. (212) 916-2940

(b)	If to State Bancorp, to:

State Bancorp, Inc.

Two Jericho Plaza

Jericho, New York 11753

Attn: Thomas M. O’Brien

President and Chief Executive Officer

Facsimile No. (516) 465-6700

Copy to:

Arnold & Porter LLP

Robert C. Azarow

399 Park Avenue

New York, NY 10022-4690

Facsimile No. (212) 715-1399

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of Valley, State Bancorp, VNB and SBLI and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the rights conferred upon State Bancorp Indemnitees pursuant to Section 5.14 hereof.

8.4. Entire Agreement. This Agreement, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contain the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersede all prior negotiations, arrangements or understandings, written or oral, with respect thereto, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement.

8.5. No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Valley and State Bancorp any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) Notwithstanding the foregoing clause, following the Effective Time (but not unless and until the Effective Time occurs), the provisions of Section 5.14 shall be enforceable by each State Bancorp Indemnitee described therein.

8.6. Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of State Bancorp or Valley) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

8.7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.8. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocable waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The consent to jurisdiction set forth in this Section 8.8 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 8.8. The parties hereto agree that final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

8.9. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.10. Survival. All representations, warranties and agreements and covenants shall terminate as of the Effective Time except for those covenants and agreements included herein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 5.5(b), Articles VII and VIII and the Confidentiality Agreement, shall survive the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Valley National Bancorp and State Bancorp, Inc. have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

VALLEY NATIONAL BANCORP

By:	/s/ Gerald H. Lipkin
Gerald H. Lipkin
Chairman, President and
Chief Executive Officer

STATE BANCORP, INC.

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien
President and Chief Executive Officer

EXHIBIT A

AGREEMENT TO MERGE BETWEEN

VALLEY NATIONAL BANK

AND

STATE BANK OF LONG ISLAND

UNDER THE CHARTER OF VALLEY NATIONAL BANK,

UNDER THE TITLE OF VALLEY NATIONAL BANK

THIS AGREEMENT made between Valley National Bank (hereinafter referred to as “VNB”), a national banking association organized under the laws of the United States, being located at 1455 Valley Road, Township of Wayne, County of Passaic, in the State of New Jersey, with a capital of $[            ] divided into [            ] shares of common stock, each of $5.00 par value, $[            ] of surplus, and undivided profits of $[            ], as of December 31, 2010, and State Bank of Long Island (hereinafter referred to as “SBLI”), a state-chartered commercial bank organized under the laws of the State of New York being located at Two Jericho Plaza, Jericho, Nassau County, in the State of New York, with a capital of $[            ], divided into [            ] shares of common stock, each of $5.00 par value, surplus of $[            ], and undivided profits of $[            ], as of December 31, 2010, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. Section 215a-1), and the New York Banking Law, as amended, witnesseth as follows:

Section 1. SBLI shall be merged into VNB under the charter of VNB.

Section 2. The name of the receiving association (hereinafter referred to as the “Association”) shall be Valley National Bank.

Section 3. The business of the Association shall be that of a national banking Association. This business shall be conducted by the Association at its main office which shall be located at 1455 Valley Road, Wayne, New Jersey, and at its legally established branches.

Section 4. The amount of capital stock of the Association shall be $[            ], divided into [            ] shares of common stock, each of $5.00 par value, and at the Effective Time, as hereinafter defined, the Association shall have a surplus of $[            ], and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses between December 31, 2010, and the Effective Time.

Section 5. All assets of each of the merging banks, as they exist at the Effective Time, shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of their respective trust departments, of each of the merging banks existing as of the Effective Time.

Section 6. SBLI shall contribute to the Association acceptable assets having a book value over and above its liability to creditors and having an estimated fair value over and above its liability to its creditors.

Section 7. The shareholder of VNB shall retain its rights in the capital stock presently outstanding, which shall immediately and automatically become [            ] shares of common stock of the Association, each with $5.00 par value, and the shareholder of SBLI in exchange for the excess acceptable assets contributed by SBLI to the Association shall be entitled to receive [            ] shares of common stock of the Association, each with $5.00 par value.

Section 8. [Reserved]

Section 9. The present board of directors and officers of VNB shall serve as the board of directors and officers of the Association at the Effective Time, subject to this Section 9. VNB will increase the size of the VNB board of directors and will fill the vacancy created by such increase by appointing an individual, at the Effective Time, to the VNB board of directors from the current board of directors of SBLI. Such director shall be chosen by VNB’s board of directors (upon recommendation of VNB’s Nominating and Corporate Governance Committee) from a pool of three (3) SBLI directors selected by SBLI’s board of directors and who meet the director qualifications set forth in VNB’s director qualification standards and corporate governance guidelines.

Section 10. The merger will become effective at the time (the “Effective Time”) specified in the merger approval to be issued by the Office of the Comptroller of the Currency. At the Effective Time, the articles of association of the resulting bank shall read in their entirety as set forth in Schedule 1 annexed hereto.

Section 11. This Agreement shall be terminated automatically if the Merger Agreement is terminated as provided in the Merger Agreement.

Section 12. This Agreement shall be ratified and confirmed by the affirmative vote of the shareholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors; and the merger shall become effective at the Effective Time.

Section 13. Each of the representations, warranties and covenants of the parties hereto shall terminate as of the Effective Time, other than Section 5 hereof which shall survive the Effective Time.

Section 14. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

Section 15. Except as governed by federal law, the validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New York without regard to its conflicts of laws or rules.

WITNESS, the signatures and seals of the merging banks this              day of             , 2011, each set by its chairman, president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST:	VALLEY NATIONAL BANK

By:

ATTEST:	STATE BANK OF LONG ISLAND

By:

STATE OF NEW JERSEY	)
: ss.
COUNTY OF PASSAIC	)

On this              day of             , 2011, before me, a Notary Public for this state and county, personally came                     , as                     , and                     , as                                          of Valley National Bank, and each of his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

(Seal of Notary)

STATE OF	)
:ss.
COUNTY OF	)

On this              day of             , 2011, before me, a Notary Public for this state and county, personally came             , as                      and                      as                                          of State Bank of Long Island, and each of his/her capacity acknowledged this instrument to be the act and deed of the corporation and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

(Seal of Notary)

Schedule 1

ARTICLES OF ASSOCIATION

OF

VALLEY NATIONAL BANK1

NAME

FIRST. The title of the Association shall be “Valley National Bank”.

MAIN OFFICE

SECOND. The main office of the Association shall be in the City of Passaic, County of Passaic, State of New Jersey. The general business of the Association shall be conducted at its main office and its branches.

DIRECTORS

THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five directors the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each director shall own a $1,000 equity interest in this Association or in a company which has control of the Association. The amount of the equity interest shall meet this requirement if it conforms to the requirements of 12 U.S.C. 72, as amended on March 31, 1980, or as amended from time to time thereafter. Any vacancy in the Board of Directors may be filled by action of the Board of Directors.

ANNUAL MEETING OF SHAREHOLDERS

FOURTH. There shall be an annual meeting of the shareholders, the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before the meeting. The meeting shall be held at the main office of the Association or any other convenient place as the Board of Directors may designate, on the date of each year specified therefor in the By-laws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.

Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Association entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the President of the Association and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the President of the

[1]	As will be in effect after the merger.

Association and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Association that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Association owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded by the Chairman of the meeting, in his discretion, and upon his instructions the vote tellers may disregard all votes cast for each such nominee.

CAPITAL

FIFTH. The authorized amount of capital stock of this Association shall be [            ] shares of common stock of the par value of five dollars ($5.00) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

No holder of shares of the capital stock of any class of the Association shall have any pre-emptive or preferential right of subscription to (i) any shares of any class of stock of the Association, whether now or hereafter authorized, or (ii) to any obligations convertible into stock of the Association, or (iii) to any right of subscription to any of the foregoing; except any of the foregoing rights which the Board of Directors, in its sole discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

OFFICERS

SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association.

The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all By-Laws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

CHANGE OF MAIN OFFICE; BRANCHES

SEVENTH. The Board of Directors shall have the power, without shareholder approval, to change the location of the main office to any other authorized branch location within the limits of the City of Passaic and to establish or change the location of any branch or branches of the Association. Any change in the location of the main office to another authorized branch location within the City of Passaic shall be effected upon written notice to the Comptroller of the Currency. Any change in the location of the Main Office, except to an authorized branch location within the City of Passaic, shall require both the approval of the Comptroller of the Currency and the approval of shareholders owning two-thirds of the stock of the Association and any such change shall be to a place not more than 30 miles from the city limits of the City of Passaic.

EXISTENCE

EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

SPECIAL MEETINGS OF SHAREHOLDERS; NOTICE OF MEETINGS

NINTH. The Board of Directors of this Association, or any one or more shareholders owning, in the aggregate, not less than ten percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

INDEMNIFICATION

TENTH. Any person, his heirs, executors or administrators, may be indemnified or reimbursed by the Association for liability and reasonable expenses, including amounts paid in settlement or in satisfaction of judgments or as fines and/or penalties, actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or they shall be involved or threatened to be involved, as a party, or otherwise, by reason of his being or having been a director, officer, or employee of the Association or of any firm, corporation or organization which he served in any such capacity at the request of the Association. Provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Association; and, provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with: (i) the approval of a court of competent jurisdiction or; (ii) the holders of record of a majority of the outstanding voting shares of the Association; or (iii) the Board of Directors acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such persons, his heirs, executors or administrators, may be entitled as a matter of law.

The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnifications are allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all directors, officers or employees.

AMENDMENTS

ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

EXHIBIT B

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of April 28, 2011, among Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”), and the shareholder of State Bancorp, Inc., a New York corporation and registered bank holding company (“State Bancorp”), executing this Agreement on the signature page hereto (the “Shareholder”).

RECITALS

A. Concurrently with the execution of this Agreement, Valley and State Bancorp have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of State Bancorp with and into Valley upon the terms and subject to the conditions set forth therein.

B. As of the date hereof, the Shareholder is the record and Beneficial Owner (as defined below) of that number of State Bancorp Common Shares (as defined below) set forth below the Shareholder’s name on the signature page hereto.

C. As a condition to Valley’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.2. Other Definitions. For the purposes of this Agreement:

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Jointly Owned Shares” means the State Bancorp Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any State Bancorp Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has joint or shared voting power with such Shareholder’s spouse.

“Owned Shares” means the State Bancorp Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any State Bancorp Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has sole voting power.

“State Bancorp Common Share” means a share of common stock, par value $0.01 per share, of State Bancorp, including for purposes of this Agreement all shares or other voting securities into which any State Bancorp Common Share may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities which may be declared in respect of State Bancorp Common Shares).

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting, investment or dispositive power of such security.

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of State Bancorp called to vote for approval of the Merger, however called, or in connection with any written consent of State Bancorp’s shareholders relating to the Merger, the Shareholder will (x) appear at each such meeting, cause all of its Owned Shares, and use its reasonable efforts to cause all of its Jointly Owned Shares, to be counted as present thereat for purposes of calculating a quorum, and respond to each request by State Bancorp for written consent, if any, and (y) vote (or consent) or cause to be voted (or validly execute and return and cause consent to be granted with respect to) all of the Owned Shares and use its reasonable efforts to cause to be voted (or validly execute and return and use its reasonable best efforts to cause consent to be granted with respect to) all of the Jointly Owned Shares, in each case, in favor of the adoption of the Merger Agreement.

2.2. Restrictions on Transfer. Except as otherwise consented to in writing by Valley, the Shareholder agrees from and after the date hereof not to tender, or cause to be tendered, into any tender or exchange offer or otherwise directly or indirectly Transfer, or cause to be Transferred, any Owned Shares or Jointly Owned Shares (or any rights, options or warrants to acquire State Bancorp Common Shares), except for (i) transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descents or the spouse of the Shareholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Agreement, (ii) dispositions pursuant to cashless exercises of outstanding options to purchase State Bancorp Common Shares, and (iii) the Transfers set forth on Schedule 1. If so requested by Valley, the Shareholder agrees that the certificates representing Owned Shares and Jointly Owned Shares shall bear a legend stating that they are subject to this Agreement.

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III. GENERAL

3.1. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New York (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

3.2. Amendments. This Agreement may not be amended except by written agreement signed by Valley and by the Shareholder.

3.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

3.4. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

3.5. Effectiveness and Termination. This Agreement will become effective when Valley has received the counterparts signed by the Shareholder and itself and shall terminate on the date that the Merger is approved by State Bancorp shareholders. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, neither party hereto shall have any further obligation or liability hereunder.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

VALLEY NATIONAL BANCORP

By:
Name: Gerald H. Lipkin
Title: Chairman, President and Chief Executive Officer

(Shareholder signature page follows)

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SHAREHOLDER

Shareholder:

Signature:

Title, if applicable:

Owned Shares:

Jointly Owned Shares:

Notice Address:

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Schedule 1

Permitted Transfers